EXHIBIT 10.34

Execution Copy

P7S1 Broadcasting Europe B.V.,
ACTING THROUGH ITS SWEDISH BRANCH,
SBS MEDIA GROUP SWEDEN FILIAL
P7S1 FINANCE B.V.,
SBS BROADCATING (UK) LTD.,
PROSIEBENSAT.1 MEDIA AG,
DISCOVERY NETWORKS INTERNATIONAL HOLDINGS LIMITED
and
DISCOVERY COMMUNICATIONS, INC.

SALE & PURCHASE AGREEMENT
SBS NORDIC

SALE & PURCHASE AGREEMENT
SBS NORDIC
(the “Agreement”)

BETWEEN

(1)	P7S1 Broadcasting Europe B.V., acting through its Swedish branch,
SBS Media Group Sweden Filial

Rådmansgatan 42, 114 99 Stockholm, Sweden

- “Seller 1” -

(2)	P7S1 Finance B.V.,

Radarweg 60, 1043 NT Amsterdam, the Netherlands

- “Seller 2” -

(3)	SBS Broadcasting (UK) Ltd.

Level 1, Building 5, Chiswick Park, 566 Chiswick High Road, London W4
5YF, United Kingdom

- “Seller 3” -
- each a “Seller" and together the “Sellers” -

(4)	ProSiebenSat.1 Media AG,

Medienallee 7, D-85774 Unterföhring, Germany

- “P7S1” -

(5)	Discovery Networks International Holdings Limited,
Discovery House, Chiswick Park Building 2, 566 Chiswick High Road,
London, W4 5YB, United Kingdom

- the “Purchaser” -

AND

(6)	Discovery Communications, Inc.,

One Discovery Place, Silver Spring, Maryland USA 20910

- the “Purchaser Guarantor” -

- each a “Party” and together the “Parties” -

Table of Contents

TABLE OF CONTENTS	4
LIST OF DEFINITIONS	8
LIST OF ANNEXES	10
RECITALS	12
1. Current Status	14
1.1 Sold SWE Shares	14
1.2 Sold NOR Shares	14
1.3 Sold DEN Shares	15
1.4 Sold FIN Shares	15
1.5 Sold UK Shares	16
1.6 Target Group and Key Companies	16
2. Transaction dates and certain definitions	17
2.1 Transaction Dates	17
2.2 Certain Definitions	18
3. Sale and purchase of the sold shares	20
3.1 Sales and Purchase of the Sold Shares	20
3.2 Rights Ancillary to the Sold Shares	21
3.3 Payment modalities	21
4. Transfer of SWE Executives Services and other Agreements	23
4.1 SWE Executives Services Agreements and Filial Agreements	23
4.2 Transfer of SWE Executives	23
5. Settlement of Certain receivables and payables	23
5.1 IC Loan Agreements; Cash Pool Agreements	23
5.2 Assignment of P7S1 Receivables; Assumption of P7S1 Payables by FinCo	25
5.3 Assignment of P7S1 Receivables; Assumption of P7S1 Payables; Set-off	26
5.4 IC Settlement Notice; Implementation	27
5.5 Treatment of Potential Misstatements	28
5.6 Unwind	30
6. Purchase Price	31
7. Certain Obligations	32
7.1 Locked Box - No Leakage Undertaking	32
7.2 Conduct of Business	33
7.3 Replacement of Seller Security	37
7.4 Termination of Intra-Group Agreements	39
7.5 Appointment of Purchaser representatives and Powers of Attorney	39
7.6 Notification of changes	40
7.7 Employee consultation process	40
8. Carve-out	41
8.1 Sale and Transfer of Hungarian Assets	41
8.2 Transfer and/or Sublicense of Certain Agreements	41
8.3 Trademarks; Domains	43
8.4 Wrong Pockets	44

9. Closing Conditions	44
9.1 Closing Condition	44
9.2 Anti-Trust Filings and Clearances	45
9.3 Break-up Fee	47
9.4 Certain Purchase Acknowledgements	47
9.5 Information and Cooperation	48
10. Closing	49
10.1 Closing Date	49
10.2 Closing Actions	49
10.3 Post Closing Actions	51
10.4 Joint Sale	51
11. Termination	52
11.1 Termination Events	52
11.2 Effect of Termination	52
12. Warranties	52
12.1 Corporate Issues and Authority of the Sellers	52
12.2 Financial Statements	55
12.3 Broadcasting Licenses	56
12.4 Content- and Programming Agreements	57
12.5 Distribution Agreements	57
12.6 Compliance with Laws; Legal Proceedings	58
12.7 Agreements with P7S1 Group	59
12.8 Real Estate	60
12.9 Material Assets; Insurances	60
12.10 Intellectual Property	61
12.11 Labor Matters; Pensions	62
12.12 Conduct of Business	63
12.13 Taxes	63
12.14 Financial thresholds in warranties	65
12.15 No other Statements of Warranties	65
13. Purchaser's Obligations	65
13.1 Notification of P7S1	65
13.2 Conduct of Claims	66
14. Damages and Limitations on the Sellers' and P7S1's Liability	67
14.1 Remedial Action	67
14.2 Damages	67
14.3 Limitation	68
14.4 De minimis	70
14.5 Cap	70
14.6 Time-bar	70
14.7 Knowledge of the Purchaser	71
14.8 Knowledge of the Sellers of P7S1	71
14.9 Exhaustive Remedies	71
15. Purchaser's Warranties	72
15.1 Warranty	72
15.2 Corporate Existence of Purchaser, Authority, No Conflicts	72

15.3 No Knowledge of Purchaser Claims	73
15.4 No Bankruptcy	73
15.5 Financing	73
15.6 Remedial Action	73
16. Post-Closing Obligations	74
16.1 Insurance	74
16.2 Discharge of Directors' Liability	74
16.3 Continued Assistance	74
16.4 Disposal Process	75
16.5 Tax Undertakings	76
16.6 Non-solicitation Undertaking	78
17. Guarantors	78
17.1 Purchaser Guarantor	78
17.2 P7S1 Guarantor	78
18. Confidentiality and Announcements	79
18.1 Confidentiality	79
18.3 Press Release	79
19. Costs and Taxes	79
20. Notices	80
20.1 Form	80
20.2 Notices by Sellers	80
20.3 Addresses	80
21. Miscellaneous Provisions	81
21.1 Partial Invalidity	81
21.2 Entire Agreement	81
21.3 Interest	82
21.4 Written Form	82
21.5 Assignment etc.	82
21.6 Set-off etc.	82
21.7 Calculation of Exchange Rates	83
21.8 Rights of Third Parties	83
21.9 Several Liability of the Sellers / Assumption of rights and obligations by P7S1	83
21.10 Interpretation	84
21.12 Annexes and Schedules	85
21.13 Defined Terms	85
22. Governing Law and Arbitration	85
22.1 Governing Law	85
22.2 Arbitration	85
22.3 Seat and Language	86
22.4 Confidentiality	86
22.5 Exclusive Jurisdiction	86

List of Definitions
The following terms shall have the meaning ascribed to them on the respective pages of this Agreement referred to below.

2011 Consolidated Accounts	54	Group Contribution Receivable	32
Additional IC Loan Agreements	23	Group Shares	16
Affiliated Enterprises	17	Hungarian Assets	40
Aggregate Media Funds	52	Hungarian Assets SPAs	40
Agreed Closing Date	17	IC Loan Agreements	23
Agreement	2	IC Settlement Date	26
Agreement Claim	81	IC Settlement Notice	26
Base Purchase Price	30	Indebtedness	18
Break-up Fee	46	Interim Financial Statements	54
Business Day	17	IP Delineation Agreements	42
Cash Pool Agreements	23	Key Companies	16
Change of Control Rights	46	Key Employees	60
Claim Notice	64	Leakage	31
Clearances	44	Lease Agreements	58
Closing	47	Licenses	55
Closing Condition	43	Locked-box Date	17
Closing Date	17	Locked-box Period	31
Commitment	45	Longstop Date	50
Competition Authorities	45	LoS	37
Conduct of Business Undertakings	32	Losses	65
Consents	46	Material Authorizations	55
Continuing Intra-Group Agreements	38	Material Content Agreements	55
Control	17	Material Contract	18
Controlling	17	Material Distribution Agreements	56
Delayed Closing Date	50	Material Tax Liability	30
DEN Companies	16	Media Filings	46
Designated Entity	24,25	Minority Participations	16
Disclosed	18	Nominated Entity	18
Disclosed Documents	13	NOR Companies	16
Dislocated Contracts	40	Nordic Companies	16
Due Diligence Materials	13	Nordic Subsidiaries	16
EC Merger Regulation	44	Owned Real Estate	58
Encumbered	18	P7S1	2
Encumbrance	18	P7S1 Group	18
Existing IC Loan Agreements	23	P7S1 Payables	23
Facilities Agreement	18	P7S1 Receivables	23
Filings	44	Partially Dislocated Contracts	41
FIN Companies	16	Parties	3
Financial Statements	53	Party	3
Financing Documents	48	Payables Consideration	26
FinCo	24	Payables Excess Amount	26

FinCo Shares	24	Pension Schemes	61
Finnish Loan Receivable	24	Permitted Payments	31
Post-Signing Notification	62	Person	17
Pre-Closing Period	32	Specifically Disclosed	63
Prejudicially Act	18	Specified Entity	19
Properties	19	Statements	51
Property	19	Sublicense Agreements	41
Purchase Price	30	Subsidiary	19
Purchaser	2	Surrender	75
Purchaser Claim	63	Surviving Provisions	51
Purchaser Group	19	SWE Companies	16
Purchaser Guarantor	3	SWE Executives	22
Radio Norge	15	SWE Executives Car Leases	22
Radio Norge Shares	15	SWE Executives Liabilities	22
Radio Sweden Holding	14	SWE Executives Services Agreements	22
Radio Sweden Holding Shares	14	SWE Executives Transfer Agreement	22
Receivables Consideration	25	Sweden Filial	12
Receivables Excess Amount	26	Target Budget	36
SBS Denmark	15	Target Business	12
SBS Denmark Shares	15	Target Companies	16
SBS Finland	15	Target Group	16
SBS Finland Shares	16	Target Report	13
SBS Norway	14	Tax	19
SBS Norway Shares	15	Tax Authority	19
SBS UK	16	Tax Benefit	19
SBS UK Shares	16	Tax Claim	20
Seller	2	Tax Covenant	20
Seller 1	2	Taxation	19
Seller 2	2	Terminating Intra-Group Agreements	38
Seller 3	2	Total Purchase Price	30
Seller Security	37	Transaction	13
Sellers	2	Transferred IP	42
Sellers' Account	20	TV Sweden Holding	14
Sellers' Knowledge	69	TV Sweden Holding Shares	14
Shared Contracts	41	UK Ofcom Model	57
Signing Date	17	Value	32
Sold DEN Shares	15	VDDs	13
Sold FIN Shares	16	VDR	13
Sold NOR Shares	15	Warranty Claim	63
Sold Shares	16
Sold SWE Shares	14
Sold UK Shares	16

LIST OF ANNEXES

Annex H-1	Disclosed Documents
Annex H-2	Management Presentation and Expert Sessions
Annex J	Content Agreement between Purchaser and P7S1
Annex 1.6-1	Nordic Subsidiaries
Annex 1.6-2	Minority Participations
Annex 1.6-3	Key Companies
Annex 2.2(s)	Tax Covenant
Annex 4.1-1	SWE Executives
Annex 4.1-2	SWE Executives Services Agreements
Annex 4.1-3	SWE Executives Liabilities
Annex 4.1-4	SWE Executives Filial Agreements
Annex 4.2	SWE Executives Transfer Agreement
Annex 5.1(a)-1	Existing IC Loan Agreements
Annex 5.1(a)-2	Existing IC Loan Balances at Locked-box Date
Annex 5.1(b)-1	Cash Pool Agreements
Annex 5.1(b)-2	Cash Pool Balances at Locked-box Date
Annex 7.1	Permitted Payments
Annex 7.2-2	Measures regarding Content, Programming and/or Distribution Agreements
Annex 7.2-3	Other Permitted Business
Annex 7.2-4	Target Budget
Annex 7.3	Seller Security
Annex 7.4-1	Terminating Intra-Group Agreements
Annex 7.4-2	Continuing Intra-Group Agreements
Annex 7.5	Form of General Power of Attorney
Annex 8.1(b)	Hungarian Assets SPAs
Annex 8.2(a)	Dislocated Contracts
Annex 8.2(b)	Partially Dislocated Contracts
Annex 8.2(c)	Shared Contracts
Annex 8.3(a)	IP Delineation Agreements
Annex 8.3(d)-1	Transferred IP
Annex 8.3(d)-2	Draft Trademark/Domain Sale and Transfer Agreements
Annex 10.2(d)	Transfer Agreement regarding P7S1 Receivables
Annex 12.1(d)	Shareholders' Agreements
Annex 12.2(a)	Financial Statements
Annex 12.2(b)	2011 Consolidated Accounts
Annex 12.2(c)	Interim Financial Statements
Annex 12.3(a)	Broadcasting Licenses
Annex 12.4(a)	Material Content Agreements
Annex 12.4(b)	SBS' Breaches of Material Content Agreements
Annex 12.4(c)	Counterparties' Breaches of Material Content Agreements
Annex 12.5(a)	Material Distribution Agreements
Annex 12.5(b)	Breaches of Material Distribution Agreements
Annex 12.5(c)	Counterparties' Breaches of Material Distribution Agreements
Annex 12.6(a)	Legal Proceedings

Annex 12.6(b)	Compliance
Annex 12.6(d)	Unsatisfied Judgments, orders, awards or decisions of courts, tribunals, administrative or regulatory bodies
Annex 12.7(a)	Agreements with P7S1 Group
Annex 12.8(a)	Real Estate
Annex 12.8(b)	Lease Agreements
Annex 12.9(b)	Encumbrances on Material Assets
Annex 12.9(d)	Material Insurance Policies
Annex 12.10(a)	Intellectual Property Rights
Annex 12.11(a)	Key Employees
Annex 12.11(b)	Individual Employment or Service Agreements
Annex 12.11(c)	Collective Bargaining Agreements
Annex 12.11(h)-1	Pension Scheme Disclosures
Annex 12.11(h)-2	Defined Benefit Pensions
Annex 12.12	Ordinary Course of Business
Annex 12.13(a)	Tax Audits
Annex 12.13(b)	Tax Penalties
Annex 14.3(e)	Enterprise to Equity Bridge
Annex 18.2	Press Release

RECITALS

A.
Seller 1 is a private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) organized under the laws of the Netherlands, with corporate seat in Amsterdam and registered with the commercial register (Kamer van Koophandel) under registration number 34232207, acting through its Swedish branch, SBS Media Group Sweden Filial organized under the laws of Sweden and registered with the Swedish Companies Registration Office (Bolagsverket) under registration number 516404-5998 (“Sweden Filial”).

B.
Seller 2 is a private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) organized under the laws of the Netherlands with corporate seat in Amsterdam and registered with the commercial register (Kamer van Koophandel) under registration number 34233212.

C.
Seller 3 is a private limited liability company incorporated and registered in England and Wales with registered number 05569122 and whose registered office is at Level 1, Building 5, Chiswick Park, 566 Chiswick High Road, London W4 5YF, United Kingdom.

D.
P7S1 is a stock corporation (Aktiengesellschaft) organized under the laws of Germany registered with the commercial register of the local court of Munich under HRB 124169, with registered seat in Unterföhring, Germany.

E.
The Purchaser is a private limited liability company organized under the laws of England and Wales, with registered office in London and registered with Companies House in England and Wales under company number 06299508.

F.	The Purchaser Guarantor is a corporation organized under the laws of Delaware, USA, with corporate seat in Delaware, USA.

G.
The Sellers intend to sell and the Purchaser intends to acquire the FTA and radio business operations of the P7S1 Group (as defined herein) in Sweden, Norway, Denmark, Finland and England as conducted by the Target Companies (as defined herein) subject to, and in accordance with, the terms and conditions of this Agreement. The Purchaser Guarantor is willing to guarantee the fulfillment of the Purchaser's obligations under this Agreement. P7S1 is willing to guarantee, as from the Signing Date, the fulfillment of, and assume, as from the Closing Date, the Sellers' obligations under this Agreement vis-à-vis the Purchaser.

H.
Prior to the conclusion of this Agreement the Purchaser was given the opportunity of carrying out a due diligence review of the Target Group (as defined herein) and its business operations (together the “Target Business”), in the course of which due diligence review the documents listed in Annex H-1 (the “Disclosed Documents”) were made available to the Purchaser and its advisors for inspection, inter alia, in a virtual data room operated by Merrill Corporation (the “VDR”). Further, in the course of the sales process, a management presentation session and various expert sessions were held as outlined in Annex H-2 and the Purchaser has received a written management presentation, financial vendor and tax due diligence reports prepared by Deloitte LLP (the “VDDs”; together with the management presentation the “Target Reports”) and has entered into agreements with Deloitte LLP, permitting the Purchaser to rely on the VDDs. All written information contained in the Disclosed Documents and the Target Reports are hereafter together referred to as the “Due Diligence Materials”.

I.
Certain companies of the P7S1 Group are, on the one hand, creditors of certain inter-company financing receivables against Target Companies and, on the other hand, debtors of certain inter-company financing payables owed to Target Companies. It is intended that such inter-company receivables and payables are assigned to, and assumed by, respectively, the Purchaser or the Nominated Entity (as defined below) subject to, and in accordance with, the terms and conditions of this Agreement.

J.	The Purchaser and P7S1 hereby agree to enter into the content licensing agreement contained in Annex J, subject to the condition precedent of Closing having occurred.

K.
Seller 1 currently employs, and/or has entered into service agreements with, certain executives of Swedish Target Companies and is further party to certain other agreements in relation to such executives. The employment and/or service agreements of such Swedish executives as well as related other agreements, assets and liabilities shall be transferred to the Purchaser or to a Nominated Entity in the context of the transactions contemplated by this Agreement. The measures described in Recitals G., I., J and K. are together referred to as the “Transaction”.

NOW, THEREFORE, THE PARTIES HEREBY AGREE AS FOLLOWS:

1.    CURRENT STATUS

1.1    Sold SWE Shares
Seller 1 is the sole direct shareholder of the following Swedish entities:

(a)
SBS TV Sweden Holding AB (“TV Sweden Holding”), a limited liability company (Aktiebolag) organized under the laws of Sweden with corporate seat in Stockholm, Sweden, company address at Rådmansgatan 42, 113 57 Stockholm, Sweden and registered with the Swedish Companies Registration Office (Bolagsverket) under registration number 556560-2660. The issued share capital of TV Sweden Holding amounts to SEK 100,000.00 (in words: hundred thousand Swedish kroner) and is divided into 10,000 (in words: ten thousand) shares with a quota value of SEK 10.00 each (in words: ten Swedish kroner) each (the “TV Sweden Holding Shares”) which are all held by Seller 1;

(b)
SBS Radio Sweden Holding Aktiebolag (“Radio Sweden Holding”), a limited liability company (Aktiebolag) organized under the laws of Sweden with corporate seat in Stockholm, Sweden, company address at c/o SBS Radio AB, Box 34108, 100 26 Stockholm, Sweden and registered with the Swedish Companies Registration Office (Bolagsverket) under registration number 556554-7956. The issued share capital of Radio Sweden Holding amounts to SEK 100,000.00 (in words: hundred thousand Swedish kroner) and is divided into 1,000 (in words: thousand) shares with a quota value of SEK 100.00 each (in words: hundred Swedish kroner) each (the “Radio Sweden Holding Shares”) which are all held by Seller 1.

The Radio Sweden Holding Shares shall, together with the TV Sweden Holding Shares collectively be referred to as the “Sold SWE Shares”.
1.2    Sold NOR Shares
Seller 2 is the sole direct shareholder of the following Norwegian entities:

(a)
SBS Media AS (“SBS Norway”), a limited liability company (Aksjeselskap) organized under Norwegian law, with corporate seat in Oslo, Norway, company address at Nydalen allé 37, 0484 Oslo, Norway and registered with the Norwegian Register of Business Enterprises (Foretaksregisteret) under organization number 957 193 218. The issued share capital of SBS Norway amounts to NOK 10,100,000.00 (in words: ten million one hundred thousand Norwegian kroner) and is divided into 10,100 (in words: ten thousand one hundred) shares with a nominal value of NOK 1,000 (in words: thousand Norwegian kroner) each (the “SBS Norway Shares”) which are all held by Seller 2;

(b)
SBS Radio Norge AS (“Radio Norge”), a limited liability company (Aksjeselskap) organized under Norwegian law, with corporate seat in Oslo, Norway, company address at Jernbanetorget 4, Oslo, 0154, Norway and registered with the Norwegian Register of Business Enterprises (Foretaksregisteret) under organization number 958959893. The issued share capital of Radio Norge amounts to NOK 60,000,000.00 (in words: sixty million Norwegian kroner) and is divided into 120,000 (in words: one hundred twenty thousand) shares with a nominal value of NOK 500.00 each (in words: five hundred Norwegian kroner) each (the “Radio Norge Shares”) which are all held by Seller 2.

The Radio Norge Shares shall, together with the SBS Norway Shares collectively be referred to as the “Sold NOR Shares”.
1.3    Sold DEN Shares
Seller 2 is the sole direct shareholder of SBS Media A/S (“SBS Denmark”), a limited liability company (Aktieselskab) organized under Danish law, with corporate seat in Copenhagen, Denmark, company address at H.C. Andersens Boulevard 1, Copenhagen V, 1553 Denmark and registered with the Danish Business Authority (Erhvervsstyrelsen) under CVR-number 12372787. The issued share capital of SBS Denmark amounts to DKK 4,000,000.00 (in words: four million Danish kroner) and is divided into 6 (in words: six) shares with 4 shares with a nominal value of DKK 500,000.00 each (in words: five hundred thousand Danish kroner) and 2 shares with a nominal value of DKK 1,000,000.00 each (in words: one million Danish kroner) (the “SBS Denmark Shares” or the “Sold DEN Shares”) which are all held by Seller 2.
1.4    Sold FIN Shares
Seller 2 is the sole direct shareholder of SBS Media Group Finland Oy (“SBS Finland”), a limited liability company (osakeyhtiö) organized under Finnish law, with corporate seat in Helsinki, Finland, company address at Tallberginkatu 1 C, 00180 Helsinki, Finland and registered with the Finnish Trade Register (Patentti- ja rekisterihallitus, kaupparekisteri) under company number 0900984-5. The registered and issued share capital of SBS Finland amounts to EUR 252,281.89 (in words: two hundred fifty-two thousand two hundred and eighty-one Euro and eighty-nine cent) and is divided into 15,000 (in words: fifteen thousand) shares with a nominal value of approximately EUR 16.82 (in words: sixteen Euro and eighty-two cent) each (the “SBS Finland Shares” or the “Sold FIN Shares”) which are all held by Seller 2.

1.5    Sold UK Shares
Seller 3 is the sole direct shareholder of SBS Broadcasting Networks Limited (“SBS UK”), a company incorporated and registered in England and Wales with registered number 5021641 and whose registered office is at Level 1, Building 5, Chiswick Park, 566 Chiswick High Road, London W4 5YF, United Kingdom. The registered and issued share capital of SBS UK amounts to GBP 28,349,414.00 (in words: twenty eight million three hundred forty-nine thousand four hundred and fourteen Great Britain Pounds) and is divided into 28,349,414 (in words: twenty eight million three hundred forty nine thousand four hundred and fourteen) shares with a nominal value of GBP 1.00 (in words: one Great Britain Pound) each (the “SBS UK Shares” or the “Sold UK Shares”) which are all held by Seller 3.
The Sold SWE Shares, the Sold NOR Shares, the Sold DEN Shares, the Sold FIN Shares and the Sold UK Shares shall together be referred to as the “Sold Shares”.
1.6    Target Group and Key Companies

(a)
TV Sweden Holding, Radio Sweden Holding, SBS Norway, Radio Norge, SBS Denmark and SBS Finland hold (directly or indirectly) shares (i) in the Subsidiaries as listed in Annex 1.6-1 (the “Nordic Subsidiaries”) and (ii) in the other entities as listed in Annex 1.6-2 (the “Minority Participations").

(b)
TV Sweden Holding, Radio Sweden Holding and their direct and indirect Nordic Subsidiaries are collectively referred to as the “SWE Companies ”; SBS Norway, Radio Norge and their direct and indirect Nordic Subsidiaries are collectively referred to as the “NOR Companies”; SBS Denmark and its direct and indirect Nordic Subsidiaries are collectively referred to as the “DEN Companies” and SBS Finland and its/their direct and indirect Nordic Subsidiaries are collectively referred to as the “FIN Companies”. The SWE Companies, the NOR Companies, the DEN Companies, the FIN Companies and SBS UK are collectively referred to as the ”Nordic Companies”. The Nordic Companies and the Minority Participations are collectively referred to as the “Target Group” or the “Target Companies”. All shares held directly or indirectly by the Sellers in the Target Companies are collectively referred to as the “Group Shares”. The Target Companies listed in Annex 1.6-3 are collectively referred to as the “Key Companies”.

(c)	FinCo (as defined in ý5.2ý(b) below) shall, as from its establishment, be considered as a Nordic Company and the shares held in it shall be considered as Sold Shares.

2.    TRANSACTION DATES AND CERTAIN DEFINITIONS

2.1    Transaction Dates

(a)	“Locked-box Date” shall mean September 30, 2012, 23:59 o'clock CET.

(b)	“Signing Date” shall mean the date of execution of this Agreement

(c)
“Agreed Closing Date” shall mean the 8th (eighth) Business Day following the day on which the Closing Condition set forth in Section 9.1 has been satisfied, or such other date as has been agreed between the Parties.

(d)	“Closing Date” shall mean the date on which all closing actions set forth in Section 10.1 have been completed or validly waived by the respective Parties.
2.2    Certain Definitions

In this Agreement,

(a)
“Affiliated Enterprises” shall mean, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by or under common Control with such first-mentioned Person (however, at all times excluding any and all shareholders of P7S1 and any and all shareholders of Discovery Communications, Inc.). For the purposes of this definition “Person” shall mean any natural or legal person, trust or governmental entity or any other entity, and “Control” shall mean (i) the possession, directly or indirectly, of the power to direct or influence the direction of the management or policies of a legal Person and/or (ii) the holding of a majority of shares or voting rights, whether through ownership or otherwise (and the term “Controlling” shall have a corresponding meaning);

(b)
“Business Day” shall mean any day on which bank offices of commercial banks in Stockholm (Sweden), London (England), New York (United States of America) and Munich (Germany) are open for ordinary banking business;

(c)
“Disclosed” shall mean (i) apparent from this Agreement, the Annexes hereof and/or, as of the day prior to the Signing Date, publicly accessible registers for intellectual property rights and/or trade- or commercial registers (or any similar register in the relevant jurisdiction) and/or (ii) disclosed in the Due Diligence Materials in each case in such a way that the relevant facts or circumstances and their potential impact and/or effect could be expected to be readily identified from the face of the relevant document.

(d)
“Encumbrance” shall mean any mortgage, pledge, lien, assignment for security purposes, option to acquire, right of pre-emption or any similar form of security or encumbrance in favour of a third party and “Encumbered” shall have a corresponding meaning;

(e)
“Facilities Agreement” shall mean the EUR 4,200,000,000.00 term and revolving facilities agreement dated June 26, 2007 (as amended and restated on July 02, 2007) between P7S1 as original borrower and guarantor and certain banks acting as mandated lead arrangers, facility agent, security agent and lenders;

(f)
“Indebtedness” means obligations in the nature of borrowings and/or indebtedness (including all interest accrued but unpaid thereon prior to any withholding), which have not been paid or repaid, including loans or loan stock, bonds, notes, debentures, bank overdrafts, letter of credit, but excluding (i) any trade payables or recharges or any letter of credit (or, in each case, any similar instrument) vis-à-vis trade creditors and (ii) any P7S1 Receivables and/or P7S1 Payables and/or other measures contemplated under Section 5 below;

(g)	“Material Contract” shall mean any Material Content Agreement or Material Distribution Agreement

(h)
“Nominated Entity” shall mean a member of the Purchaser Group which is, directly or indirectly wholly-owned by the Purchaser Guarantor or, other than with respect to Sections 4 and 5 below only, a Nordic Company nominated in writing by the Purchaser at the latest 8 Business Days before the Closing Date;

(i)	“P7S1 Group” means (individually and collectively) P7S1 and its Affiliated Enterprises from time to time (but excluding the Target Companies);

(j)
“Prejudicially Act“ shall mean any act or omission which is reasonably likely to: (x) invalidate or otherwise adversely affect the insurance cover of any member of the Purchaser Group; or (y) involve the disclosure of legally privileged material or information such that the disclosure would, at the relevant point in time, constitute a waiver or foreclosure of the relevant legal privilege, it being understood that the Purchaser shall undertake reasonable efforts to find solutions to enable a disclosure without affecting the relevant legal privilege;

(k)	“Properties” shall mean the real estate assets comprising the Owned Real Estate and the real estate assets leased under the Lease Agreements and “Property” shall mean any one of them;

(l)	“Purchaser Group” shall mean (individually and collectively) the Purchaser Guarantor and its Affiliated Enterprises from time to time (including the Purchaser and, from Closing, the Nordic Companies);

(m)
“Specified Entity” shall mean a limited company or an entity meeting that description in the jurisdiction of its establishment to be nominated by the Purchaser to the Sellers at least eight (8) Business Days before the IC Settlement Date provided that it shall not be established in any of Finland, Norway, Sweden or Denmark but subject to that proviso which is established in any jurisdiction which is a member state of the European Union or any jurisdiction which has a comprehensive double tax treaty based on the OECD model tax convention with any of Finland, Norway, Sweden and/or Denmark. Should the Purchaser fail to nominate an entity in accordance with the above, the Specified Entity should be an English private limited company;

(n)
“Subsidiary” shall mean subsidiary within the meaning of Chapter 1, Section 11 of the Swedish Companies Act (Aktiebolagslage) (2005:551), including, for the avoidance of doubt, entities which are held by a parent company which is not a Swedish limited liability company;

(o)
“Tax“ or "Taxation” shall mean all income taxes, corporation taxes, capital gain taxes, transfer taxes, duties, sales taxes, value added taxes, withholding taxes and any other taxes (including social security fees and/or contributions) wherever imposed which may be payable to or imposed by any Tax Authority together with any interest, penalties or additions thereto;

(p)	“Tax Authority” shall have the meaning given in the Tax Covenant;

(q)	“Tax Benefit” shall have the meaning given in the Tax Covenant;

(r)	“Tax Claim” shall mean a claim by the Purchaser under Section 2 (Tax Covenant) of the Tax Covenant or in respect of the Statements set out in Section 12.13 of this Agreement;

(s)	“Tax Covenant” shall mean the Tax Covenant in the form (or substantially in the form) set out in Annex 2.2(s) hereto.

3.    SALE AND PURCHASE OF THE SOLD SHARES

3.1    Sale and Purchase of the Sold Shares
Subject to the terms of this Agreement, the Sellers hereby agree to sell the Sold Shares as set forth in Sections 1.1 through 1.5 to the Purchaser free from Encumbrances as of the Closing Date and the Purchaser agrees to purchase the Sold Shares from the Sellers. The transfer of Sold Shares shall occur on Closing as set forth and further specified in Section 10.2.
3.2    Rights Ancillary to the Sold Shares
The sale of the Sold Shares shall include all rights and obligations pertaining to the Sold Shares, including all rights to any dividends not yet distributed on the Locked-box Date, irrespective of the financial year to which such dividend relates, and any dividends declared, paid or made after the Locked-box Date except for any dividends explicitly set forth in Section 7.1 below.
3.3    Payment modalities

(a)
Unless stated otherwise in this Agreement, all amounts owed to the Sellers or any Designated Entity under or in connection with this Agreement shall be paid free of costs and charges in immediately available euro-denominated funds by wire transfer with value on the relevant due date to the following account of P7S1 (the “Sellers' Account”):

Account no:    2717 611
Bank:        Hypovereinsbank München, Germany
IBAN:        DE80 7002 0270 0002 7176 11
BIC:         HYVEDEMMXXX

(b)
Each Seller hereby irrevocably agrees that all payments owed by the Purchaser and/or the Purchaser Guarantor to any of the Sellers and/or any Designated Entity (as defined below) or any of them under this Agreement shall be paid to the Sellers' Account, in each case with debt discharging effect for the Purchaser and/or the Purchaser Guarantor against the Sellers as a payment to a third party and, following receipt of any such payment into the Sellers' Account, neither the Purchaser nor the Purchaser Guarantor shall be concerned to see the application of any such payment.

(c)
Any payment made by any of the Sellers or P7S1 to the Purchaser or the Purchaser Guarantor under this Agreement shall, so far as possible, be deemed for Tax purposes to be a reduction in the Total Purchase Price and the parties agree to treat the payment as such, to the extent possible, for Tax purposes (for example, when filing Tax returns).

(d)
All amounts owed to the Purchaser under or in connection with this Agreement shall be paid free of costs and charges and without set off in immediately available euro denominated funds by wire transfer to such account as the Purchaser may nominate in writing to the Sellers for this purpose from time to time within twenty (20) Business Days after the relevant amount owed to the Purchaser having been agreed or determined in accordance with Section 22.2.

(e)
All payments made by the Sellers under this Agreement shall be paid without any deduction or withholding unless a deduction or withholding is required by law. If a deduction or withholding is required by law, the Sellers shall pay such additional amount as is required to ensure that the net amount received by the Purchaser will equal the amount which the Purchaser (or any other member of the Purchaser Group) otherwise would have received had no such deduction or withholding been required to be made. To the extent that any additional amount paid under this Section 3.3(e) results in the payee obtaining a Relief (as defined in the Tax Covenant), the payee shall pay to the Sellers, within three Business Days of obtaining the benefit of the Relief, an amount equal to the value of the Relief obtained.

(f)
If the Purchaser is subject to Tax in respect of any payment made by the Sellers to the Purchaser under or pursuant to this Agreement, and such Tax could not have been and cannot be avoided or reduced by the Purchaser and/or, from Closing, any Nordic Company (having used or using reasonable efforts), the amount payable shall be increased by such amount as will ensure that after reduction by the Tax in question, the Purchaser shall retain an amount equal to the amount it otherwise would have retained had no such Tax arisen.

(g)
To the extent that any increased payment is due pursuant to Section 3.3(f) and the Purchaser or any other member of the Purchaser Group has a Tax Benefit as a result of the Tax or the circumstance that triggered the Tax in respect of which the increased payment is due:

(i)
the liability of the Sellers to make an increased payment pursuant to Section 3.3(f) shall be reduced by the full amount of any Tax Benefit which, at the point in time when the increased payment would fall due, has been realised in cash, or by way of a set-off or a reduction of a Tax otherwise payable; and

(ii)
to the extent that the Tax Benefit has not been realised in cash, or by way of a set-off or a reduction of a Tax otherwise payable when the increased payment would fall due, an amount equal to the net present value of the Tax Benefit (discounted at an interest rate of 5 per cent. per annum) shall reduce Sellers' liability to make an increased payment.

4.    TRANSFER OF SWE EXECUTIVES SERVICES AND OTHER AGREEMENTS

4.1    SWE Executives Services Agreements and Filial Agreements
The executives of the SWE Companies listed in Annex 4.1-1 (the “SWE Executives”) are currently employed by, and/or have entered into service agreements with, Seller 1 (Sweden Filial) on the basis of the agreements listed in Annex 4.1-2 (the “SWE Executives Services Agreements”). Seller 1 has certain liabilities towards or related to the SWE Executives as listed in Annex 4.1-3 (the “SWE Executives Liabilities. Seller 1 is currently party to certain agreements relating to the activities and/or function of the SWE Executives as listed in Annex 4.1-4 (the “SWE Executives Filial Agreements).
4.2    Transfer of SWE Executives
On Closing, Seller 1 and the Purchaser or a Nominated Entity shall enter into an agreement regarding the transfer to, and assumption by, the Purchaser or a Nominated Entity of the SWE Executives Services Agreements, the SWE Executives Liabilities and the SWE Executives Filial Agreements, in each case with debt discharging effect for Seller 1 from and with effect from the Closing Date, in the form as set forth in Annex 4.2 (the “SWE Executives Transfer Agreement”).

5.    SETTLEMENT OF CERTAIN RECEIVABLES AND PAYABLES
5.1    IC Loan Agreements; Cash Pool Agreements

(a)
Certain companies of the P7S1 Group and certain Nordic Companies are parties to the inter-company loan agreements listed in Annex 5.1(a)-1 (the “Existing IC Loan Agreements”). The payables and receivables between the respective companies of the P7S1 Group on the one hand and the Nordic Companies on the other hand (including interest) under the Existing IC Loan Agreements as of the Locked-box Date and as of November 30, 2012 are set out in Annex 5.1(a)-2.

(b)
Certain Nordic Companies as cash pool members and P7S1 as cash pool leader are parties to the cash pool agreements listed in Annex 5.1(b)-1 (the “Cash Pool Agreements”). The payables and receivables between P7S1 on the one hand and the Nordic Companies on the other hand (including interest) under the Cash Pool Agreements as of the Locked-box Date and as of November 30, 2012 are set out in Annex 5.1(b)-2.

(c)
In the time period until the IC Settlement Date (as defined below), the companies of the P7S1 Group and the Nordic Companies may draw further funds or repay any payables (including interest) under the Existing IC Loan Agreements and/or the Cash Pool Agreements and/or enter into further inter-company loan agreements at terms and conditions according to past practice (such additional intercompany loan agreements, the “Additional IC Loan Agreements”, the Additional IC Loan Agreements and the Existing IC Loan Agreements together the “IC Loan Agreements”).

(d)
All receivables of the companies of the P7S1 Group against the Nordic Companies under the IC Loan Agreements and/or the Cash Pool Agreements and/or the Group Contribution Receivable (but excluding the Finnish Loan Receivable) outstanding from time to time (including accrued interest; in relation to interest accrued until the Closing Date, excluding such Closing Date) shall be referred to as the “P7S1 Receivables." All payables of the companies of the P7S1 Group against the Nordic Companies under the IC Loan Agreements and/or the Cash Pool Agreements outstanding from time to time (including accrued interest; in relation to interest accrued until the Closing Date, excluding such Closing Date) shall be referred to as the “P7S1 Payables”).

(e)
Prior to the Completion Date, P7S1 shall procure that all conditional shareholders' contributions owed by any of the SWE Companies to any member of the P7S1 Group, if any, are converted to unconditional contributions prior to closing.

(f)
P7S1 shall procure that, prior to the IC Settlement Date (as defined below), the P7S1 Receivable due to P7S1 from SBS TV Oy in the nominal amount (including accrued interest) of EUR 21,126,050.99 as of the Locked-box Date be contributed in its then current amount (including accrued interest) to the unrestricted equity of SBS TV Oy prior to the IC Settlement Date (as defined below) (the amount so contributed the “Finnish Loan Loan Receivable).

5.2    Assignment of P7S1 Receivables; Assumption of P7S1 Payables by FinCo

(a)	In order to simplify both the settle-up mechanism pursuant to this Section 5 and the future financing activities within the Target Group, the Parties agree to the following.

(b)
Prior to or on the IC Settlement Date, P7S1 shall set up a Specified Entity as a finance company (the “FinCo”) and P7S1 shall hold, directly or indirectly, all shares in FinCo (the “FinCo Shares”) as of the Closing Date. P7S1 shall procure, if so needed, that it or another adequate company of the P7S1 Group shall issue a letter of support which shall be dealt with as a LoS to be released on the Closing Date as set forth in more detail in Section 7.3 below.

(c)
Prior to or on the IC Settlement Date, P7S1 shall procure that the P7S1 Receivables are sold and assigned to FinCo, either by way of direct sale and assignment by the relevant companies of the P7S1 Group (as creditor) or by any designated entity of the P7S1 Group (the “Designated Entity”) (following an intra-group assignment to such Designated Entity), in each case against an agreement to pay by FinCo to such relevant company of the P7S1 Group and/or such Designated Entity a purchase price equal to the total amount of such P7S1 Receivables as of the relevant date.

Such purchase price shall not be paid in cash, but constitute a receivable of the relevant company of the P7S1 Group or the Designated Entity due from FinCo bearing the same interest rate as the underlying P7S1 Receivable, which purchase price receivable (including interest), as between the relevant company of the P7S1 Group or the Designated Entity and FinCo, shall then constitute a P7S1 Receivable. For the avoidance of doubt, the receivables assigned to FinCo pursuant to the above will, following such assignment, be receivables of FinCo as a Target Company to other Target Companies and will no longer constitute P7S1 Receivables.

(d)
Prior to or on the IC Settlement Date, P7S1 shall procure that FinCo shall assume, with debt discharging effect for the relevant P7S1 Group entity (as debtor) (either by way of a direct assumption from the relevant P7S1 Group entity or from any Designated Entity following an intra-group assumption by such Designated Entity), the P7S1 Payables against an agreement to pay by such relevant company of the P7S1 Group and/or such Designated Entity to FinCo of a consideration equal to the total amount of such P7S1 Payables as of the relevant date. P7S1 shall procure that the relevant Nordic Companies as creditors consent to such assumption of the P7S1 Payables and discharge the relevant P7S1 Group entities.

Such purchase price shall not be paid in cash, but constitute a payable of the relevant company of the P7S1 Group or the Designated Entity against FinCo bearing the same interest rate as the underlying P7S1 Payable, which payable (including interest), as between the relevant company of the P7S1 Group or the Designated Entity and FinCo, shall then constitute a P7S1 Payable. For the avoidance of doubt, the payables assumed by FinCo pursuant to the above will, following such assumption, be payables of FinCo as a Target Company to other Target Companies and will no longer constitute P7S1 Payables.

(e)
P7S1 covenants that it shall procure that FinCo shall be incorporated as a newly incorporated Specified Entity and that FinCo shall not enter into any transactions or assume any liabilities or obligations save as specifically contemplated by this Agreement.

(f)
Furthermore, P7S1 or another entity of the P7S1 Group may, in its discretion, issue letters of support to the debtors of P7S1 Receivables which shall be dealt with as a LoS to be released on the Closing Date as set forth in more detail in Section 7.3 below

5.3    Assignment of P7S1 Receivables; Assumption of P7S1 Payables; Set-off

(a)
On Closing, P7S1 shall procure that the P7S1 Receivables are sold and assigned to the Purchaser or a Nominated Entity, subject to the occurrence of the transfer in rem of all Sold Shares to Purchaser, either by way of direct sale and assignment by the relevant companies of the P7S1 Group (as creditor) or by any designated entity of the P7S1 Group (the “Designated Entity”) (following an intra-group assignment to such Designated Entity), in each case against payment by the Purchaser to such relevant company of the P7S1 Group and/or such Designated Entity of a purchase price equal to the total amount of such P7S1 Receivables as of the Closing Date (the “Receivables Consideration”) to be paid and discharged pursuant to Sections 5.3(c) and 5.5 below. The Purchaser shall (or shall procure that the Nominated Entity shall) accept such sale and assignment of the P7S1 Receivables on Closing.

(b)
On Closing and subject to the occurrence of the transfer in rem of all Sold Shares to Purchaser, the Purchaser or a Nominated Entity shall assume, with debt discharging effect for the relevant P7S1 Group entity (as debtor) (either by way of a direct assumption from the relevant P7S1 Group entity or from any Designated Entity following an intra-group assumption by such Designated Entity), the P7S1 Payables against payment by such relevant company of the P7S1 Group and/or such Designated Entity to the Purchaser of a consideration equal to the total amount of such P7S1 Payables as of the Closing Date (the “Payables Consideration”) to be paid and discharged pursuant to Sections 5.3(c) and 5 below. Sellers shall procure that FinCo as creditor consents on or prior to the Closing Date to such assumption of the P7S1 Payables.

(c)	On Closing, the Purchaser and the Sellers shall set-off the Receivables Consideration with the Payables Consideration and the amount of the remaining balance shall

(i)
be added to the Purchase Price payable by the Purchaser to the Sellers on Closing in the event that the Receivables Consideration exceeds the Payables Consideration (the “Receivables Excess Amount”); or

(ii)
be deducted from the Purchase Price payable by the Purchaser to the Sellers on Closing in the event that the Payables Consideration exceeds the Receivables Consideration (the “Payables Excess Amount”);

in either case as set forth in Section 6 (Purchase Price) below.
5.4    IC Settlement Notice; Implementation

(a)
The Sellers shall procure that at the latest on the end of the 3rd (third) Business Day following the date on which the Closing Condition set forth in Section 9.1 is satisfied (the “IC Settlement Date”), (i) the Cash Pool Agreements are terminated and (ii) there will be no further draw-downs or repayments under the IC Loan Agreements and/or the Cash Pool Agreements between such IC Settlement Date and the Closing Date.

(b)
Within 2 (two) Business Days following the IC Settlement Date, P7S1 shall deliver to the Purchaser a written notice (the “IC Settlement Notice”) stating (i) the amounts of the P7S1 Receivables and of the P7S1 Payables (x) as of the Locked-box Date, (y) as of the IC Settlement Date and (z) as of the Agreed Closing Date, (ii) the Receivables Excess Amount or the Payables Excess Amount, as the case may be, as of the Locked-box Date, the IC Settlement Date and on the Agreed Closing Date, (iii) the Total Purchase Price payable by the Purchaser and (iv) the Designated Entity. The IC Settlement Notice may not contain any trade receivables or trade payables incurred or any P7S1 Receivables and/or P7S1 Payables (or parts thereof) in existence as of the Locked-box Date which were not contained in Annex 5.1(a)-2 and/or Annex 5.1(b)-2. For the avoidance of doubt, all amounts denominated in currencies other than Euros shall be converted into Euros as per the IC Settlement Date pursuant to the provisions of Sec. 21.7 below.

(c)
In the Pre-Closing Period, the Sellers shall notify the Purchaser in writing of the amount of funds lent under the IC Loan Agreements and/or the Cash Pool Agreements as of the end of each calendar month in the Pre-Closing Period. The Purchaser and the Sellers and their legal advisers shall work together in order to prepare in a timely manner the documentation regarding the transfer of the P7S1 Receivables and the assumption of P7S1 Payables on the Closing Date.

(d)
The Sellers shall, for purposes of Purchaser's funding requirements at Closing only, ensure that the Receivables Excess Amount will not exceed an amount of EUR 30,000,000.00 (in words: thirty million euros) (such amount to be calculated excluding the effects from the contribution of the Finnish Loan Receivable and/or the exchange of the Group Contribution Receivable), it being understood that P7S1 shall at all times be entitled to effect a reduction of this amount through the incurrence of any additional P7S1 Payables.

5.5    Treatment of Potential Misstatements

(a)
The P7S1 Receivables and the P7S1 Payables will be transferred to, and assumed by, the Purchaser or the Nominated Entity in their actual amount as of the Closing Date (irrespective of whether the amounts indicated in the IC Settlement Notice are, or are not, correct).

(b)
In the event that balances at the Locked-box Date set out in Annex 5.1(a)-2 and Annex 5.1(b)-2 are incorrect (irrespective of whether the error(s) relate to incorrect amounts of, or omitted, P7S1 Receivables or P7S1 Payables), the Parties agree to reallocate the Total Purchase Price between the Purchase Price on the one hand and the Receivables Excess Amount or the Payables Excess Amount on the other hand such that these amounts reflect the positions they would have been had (i) the IC Settlement Notice and (ii) Annex 5.1(a)-2 and Annex 5.1(b)-2 as of the Locked-box Date, been correct in relation to all P7S1 Receivables and all P7S1 Payables as of the Closing Date and accordingly there shall be no increase or decrease in the Total Purchase Price, except with respect to any interest accruing since the Locked-box Date on the relevant amounts as described below.

(c)
In the event that the balances set forth in the IC Settlement Notice are incorrect with respect to any P7S1 Receivables or P7S1 Payables (or parts thereof) incurring after the Locked-box Date (irrespective of whether the error(s) relate to incorrect amounts of, or omitted, P7S1 Receivables or P7S1 Payables), the Parties agree that such amounts shall be settled in the ordinary course of business as they become known.

(d)
The below examples shall illustrate the mechanics of the relevant corrections to be made pursuant to Section 5.5(a) through (c) above with respect to the understated or omitted P7S1 Receivable or Payable (as the case may be). These examples shall be applied mutatis mutandis to any other errors (including overstatements and non-existing, but including items) and shall not be construed as being exhaustive.

(e)
In the event that the amount of a P7S1 Receivable has been understated or omitted in Annex 5.1(a)-2 or Annex 5.1(b)-2 as of the Locked-box Date then the allocation of the Total Purchase Price shall be adjusted such that (i) the Purchase Price shall be reduced by the understatement or omission (including any interest thereon) as of the Locked-box Date and (ii) the Receivables Excess amount shall be increased (or the Payables Excess Amount shall be reduced) by the same amount accordingly. If the relevant understated or omitted P7S1 Receivable was interest-bearing, then, in addition, the Receivables Excess Amount shall be increased (or the Payables Excess Amount reduced) by the interest accrued on the relevant amount of the understatement or omission as from the Locked-box Date until (but excluding) the Closing Date and such difference amount shall be paid by the Purchaser or the Nominated Entity to P7S1. Furthermore, in the event of an omission, the Parties shall procure that the relevant P7S1 Receivable will be assigned to the Purchaser or the Nominated Entity for nil consideration without delay.

(f)
In the event that a P7S1 Payable came into in existence after the Locked-box Date, but has been omitted from or understated in the IC Settlement Notice, then such omitted or understated P7S1 Payable shall be repaid to the relevant Target Company by the relevant company of the P7S1 Group as soon as the relevant omission has been detected.

(g)
In the event that a P7S1 Receivable came into in existence after the Locked-box Date, but has been omitted from or understated in the IC Settlement Notice, then such omitted P7S1 Receivable shall be repaid by the relevant Target Company to the relevant company of the P7S1 Group as soon as the relevant omission has been detected.

(h)
In any case, any potential errors in relation to the P7S1 Receivables or P7S1 Payables shall no longer be rectified and all respective claims of the Parties, the Target Companies, the Nominated Entity and any company of the P7S1 Group shall be excluded to the fullest extent on August 31, 2014.

5.6    Unwind

(a)
In the period commencing immediately after the Signing Date and ending on the Closing Date, subject to the succeeding provisions of this Section 5.6(a), the Sellers shall use reasonable efforts to procure that the P7S1 Receivables and the P7S1 Payables are eliminated, for example by way of repayment, set-off, release, assignment, transfer or contribution. The Sellers shall have no obligation to procure the elimination of any of the P7S1 Receivables and/or the P7S1 Payables under this Section 5.6 to the extent that doing so:

(i)	is contrary to law (or is reasonably likely to be contrary to law);

(ii)	gives rise (or is reasonably likely to give rise) to a Material Tax Liability for a member of the P7S1 Group and/or any of the Nordic Companies and/or might give rise to a Tax Claim; and/or

(iii)	requires a member of the P7S1 Group and/or any of the Nordic Companies to undertake a restructuring or reorganisation of its equity capital (for example, a capital reduction), and for the purposes of this Section 5.6(a), a matter shall be treated as being "reasonably likely" if the Sellers have obtained a written opinion from a leading law firm (in case of paragraph (i)) or leading tax lawyers or accountants (in the case of paragraph (ii)) to that effect.

(b)
Between the Signing Date and the Closing Date, the Sellers undertake to make reasonable enquiries of the chief financial officers of Nordic Companies to determine whether a Post-Signing Notification is capable of being made and to make a Post-Signing Notification (where appropriate).

(c)
After the Closing Date, the Sellers shall provide the Purchaser and/or any other member of the Purchaser Group with such factual information and assistance as the Purchaser or other member of the Purchaser Group may reasonably request in order to eliminate any remaining P7S1 Receivables and/or P7S1 Payables which are sold or assigned to the Purchaser or a Nominated Entity pursuant to Section 5.3.

For the purposes of this Section 5.6 “Material Tax Liability” shall mean an individual liability to Tax or series of liabilities to Tax (potentially arising from a series of matters the Sellers would otherwise be obliged to carry out to eliminate P7S1 Receivables and/or P7S1 Payables) which exceeds EUR 500,000.00 (in words: five hundred thousand euros) and “Post-Signing Notification” shall have the meaning given in Section 12.13(c)a.

6.    PURCHASE PRICE
The purchase price to be paid by the Purchaser to the Sellers under this Agreement shall correspond to the total amount of:

(a)
an amount equal to (i) EUR 1,341,900,000.00 (in words: one billion three hundred forty-one million nine hundred thousand euros) as consideration for the Sold Shares (the “Base Purchase Price”) plus (ii) 4% (in words: four percent) interest per annum on the Base Purchase Price from (including) October 01, 2012 until (but not including) the day of the actual receipt of the Total Purchase Price by the Sellers, minus (iii) the amount of the Group Contribution Receivable (as defined below), plus (iv) the amount of the Finish Loan Receivable (the sum of the amounts under (i) through (iv) together the “Purchase Price”),

(b)	plus the Receivables Excess Amount, or minus the Payables Excess Amount, as the case may be.
(the sum or balance, as the case may be, of (a) and (b) together the “Total Purchase Price”), and the Purchase Price shall be allocated between the Sold Shares in such way as the Parties shall reasonably agree prior to Closing based on a proposal to be made by the Purchaser.

7.    CERTAIN OBLIGATIONS
7.1    Locked Box - No Leakage Undertaking
The Sellers undertake and covenant to pay to the Purchaser (or, at the Purchaser's direction, a member of the Target Group), by way of reduction of the Total Purchase Price, an amount equal to the Value of Leakage (each as defined below), in the currency or currencies (as the case may be) of such Leakage, from (but excluding) the Locked-box Date until Closing (the “Locked-box Period”) other than as provided for in Sections 5 or 8 or set out in Annex 7.1 (together the “Permitted Payments”).
“Leakage” shall mean any of the following:

(a)
any distribution or dividend declared, made or paid by, or return of capital (whether by reduction of capital or redemption or purchase of shares or otherwise) from, any Target Company or any other payment by any Target Company in respect of any of its share capital, or other securities, in each case other than to another Target Company and in each case to the extent received by a Seller or member of the P7S1 Group; or

(b)
any finder's fees, brokerages or other commissions and any advisers' fees (including advisers' costs or expenses) that any Target Company has paid, incurred or is liable for in connection with the Transaction (including the stapled financing proposed by Sellers and/or P7S1) or costs or expenses incurred by P7S1 or the Sellers and recharged to the Target Companies; or

(c)	any waiver by any Target Company of all or any part of any debt or liability owed to it by any Seller or any other member of the P7S1 Group; or

(d)
any payments made or financial benefits or other value granted by any Target Company to any Seller or other member of the P7S1 Group or any assets transferred to, or liabilities assumed, indemnified or incurred for the benefit of, any Seller or any other member of the P7S1 Group other than (i) as permitted under this Agreement, including under the Terminating Intra-Group Agreements and/or the Continuing Intra-Group Agreements (and, where there is any discretionary element with respect to payments, only payments consistent with past practice) and/or (ii) made or granted under any content or licensing agreement between any Target Group company and any member of the P7S1 Group which is entered into on terms which are on an arm's length basis in the ordinary course of business consistent with past practice; or

(e)
any gratuitous or discretionary payment or any sale bonuses, in each case in connection with the sale of the Sold Shares or any of them by any Target Company or Tax in respect thereof incurred by a Target Company; or

(f)	any agreement to do any of the matters or things referred to in any of paragraphs (a) to (e) above.
Notwithstanding anything to the contrary in this Agreement, TV Sweden Holding might exchange group contributions with Seller 1 against a corresponding receivable of Seller 1 against TV Sweden Holding (the amount of such group contributions exchanged the “Group Contribution Receivable”).
“Value”of any Leakage shall mean the aggregate of the relevant payments made or payable, the amount of debts or liabilities waived or to be waived, the amount of liabilities assumed or incurred or indemnified, or the fair market value of assets transferred (less any cash and the fair market value of any other consideration received), inclusive of any Tax incurred but after deducting the value of any Tax benefit accruing to any Target Company, in each case by any Target Company that comprises the Leakage.
7.2    Conduct of Business
The Sellers shall procure that each Nordic Company shall comply, unless prohibited by law, in each case during the period from the Signing Date until the Closing Date (the “Pre-Closing Period”) with each of the following undertakings (the “Conduct of Business Undertakings”):

(a)
to conduct their businesses in the ordinary course and in all material respects consistent with applicable laws, regulations and administrative requirements and past practice, to use reasonable best efforts to maintain all material authorizations and licenses necessary for the conduct of their respective businesses, to use all reasonable efforts to preserve intact their business organizations and to use reasonable efforts to renew any expiring Material Distribution Agreements or Material Content Agreements in the ordinary course of business consistent with past practice;

(b)
not to enter into or amend any loans granted to or made by a Target Company to the Sellers (or any of them) or any other company of the P7S1 Group (other than with respect to the draw-down of existing and/or additional loans, or the repayment of loans permitted under Section 5 above);

(c)
not to enter into or amend any transfers, contracts, licenses, leases, sales or supplies resulting in any payments, transfers or benefits made or granted or to be made or granted by a Target Company to the Sellers (or either of them) or any other company of the P7S1 Group other than on an arm's length basis in the ordinary course of business consistent with past practice;

(d)	not to pass any resolutions of its shareholders or any class of its shareholders outside the ordinary course of business or enter into any dissolution, de-registration or winding up proceedings;

(e)
not to form any Subsidiary or acquire any interest in shares or other securities in any entity or form, participate in or terminate any participation in, any partnership or joint venture, except for measures in connection with the Aggregate Media Funds in Sweden consistent with past practice;

(f)	not to amend, vary, terminate or enter into a Material Contract other than in accordance with Section 7.2(a) above;

(g)	not to appoint or (other than for important cause or ill-health) remove any managing director of any Nordic Company;

(h)
not to employ or engage any person who once employed would be a Key Employee or (other than for important cause or ill-health) dismiss (or give notice of dismissal to) any such person or any Key Employee (except where the engagement or dismissal process commenced before the Signing Date and relevant details have been Disclosed), or otherwise materially amend or vary the terms of employment of any such person or any Key Employee;

(i)
not to make material alterations to the standard terms and conditions of employment (including remuneration and benefits) of any of its directors, officers or employees other than (i) salary increases not exceeding 3% (in words: three percent) in average over the entire Target Group provided that such increases are, on an overall basis, consistent with past practice and (ii) alterations in accordance with the applicable collective labor agreements or other legal provisions or legal requirements;

(j)	not to provide a gratuitous payment or benefit to any director, officer or employee of a Nordic Company other than in accordance with past practice;

(k)
not to enter into any agreement or materially modify any subsisting agreement that relates to any works council or other information or consultation forum or is with a trade union or similar body resulting, in each case, in a material financial impact for the relevant Nordic Company;

(l)	not to establish, participate in or contribute to any pension or employee benefit scheme which is not in existence as of the Signing Date or materially amend or discontinue any such schemes;

(m)	not to materially modify the terms on which it owns, holds or is entitled to use any of the Properties;

(n)
not to make any loans (excluding any advances and/or extensions regarding trade payables) to, any entity or person other than the Target Companies exceeding EUR 500,000.00 (in words: five hundred thousand euros) in the individual case or EUR 2,000,000.00 (in words: two million euros) in aggregate;

(o)
not to (i) incur any (x) further Indebtedness for borrowed money whether under new or existing facilities (including further bank fees, further charges and further prepayment penalties in each case in relation to such incurrence) or (y) finance lease and/or hire purchase agreements (other than in a manner, and materially to the same extent, consistent with past practice), in excess of EUR 500,000.00 (in words: five hundred thousand euros) in the individual case or EUR 2,000,000.00 (in words: two million euros) in aggregate, (ii) enter into hedging transactions other than in a manner consistent with past practice, and/or (iii) enter into factoring agreements and/or financial swap agreements;

(p)
not to materially amend, vary, terminate or breach any existing financing agreements for borrowed money in excess of EUR 250,000.00 (in words: two hundred fifty thousand euros) in the individual case (excluding, for the avoidance of doubt, termination of the IC Loan Agreements and the Cash Pool Agreements or the draw-down of existing and/or additional loans or the repayment of loans permitted under Section 5 above) or repay any borrowed monies in advance of the due date for repayment thereof;

(q)
not to provide any guarantees or indemnities in respect of obligations or liabilities of (i) the Sellers or any other company of the P7S1 Group or (ii) any other person other than the Target Companies;

(r)
except where required by law, regulation or accounting principles as applicable from time to time, not to change the accounting reference date of any Nordic Company or accounting or tax policies adopted or applied by any Nordic Company;

(s)	not to adopt any change in the articles of association or by-laws (or other organizational or constitutional documents) of any Nordic Company;

(t)	not to declare, pay or make any dividend or other distribution (other than to another Nordic Company);

(u)
not to create, allot, issue, acquire, repay, redeem, reduce or repurchase any share or loan capital (or grant any option for or right of pre-emption in respect of any of the same) in any of the Target Companies other than (i) the issuance of shares in the course of a capital increase of a Target Company to the extent the shares are allotted/issued to a Target Company or (ii) the issuance of shares in connection with a merger or reorganization of companies within the Target Group;

(v)	not to enter into any re-organization scheme or similar arrangement with creditors;

(w)	not to merge or consolidate with any other person or undertake any other re-organization, whether internal or with any other person other than within the Target Group;

(x)
not to acquire (i) any asset or group of related assets pursuant to a single transaction or a series of related transactions for a total consideration exceeding EUR 500,000.00 (in words: five hundred thousand euros) in the individual case other than in the ordinary course of business or (ii) business from any person other than Nordic Companies for a consideration exceeding EUR 500,000.00 (in words: five hundred thousand euros) in the individual case, except pursuant to:

a.	contracts or commitments existing on the date hereof for the acquisition of content rights; or

b.	any other Disclosed contracts or commitments existing on the date hereof; or

(y)
not to dispose of any assets or group of assets (other than inventories in the ordinary course of business) with a book value exceeding EUR 500,000.00 (in words: five hundred thousand euros) in the individual case to any person other than the Nordic Companies except pursuant to Disclosed contracts or commitments existing on the date hereof;

(z)
not to commit any of their assets exceeding a book value of EUR 500,000.00 (in words: five hundred thousand euros) in the individual case to be subjected to any Encumbrance of any kind, except for those arising by operation of law or in the ordinary course of business;

(aa)
not to commence any dispute or litigation or arbitration proceedings or compromise, settle any action, dispute or litigation or arbitration proceedings with a claim value in excess of EUR 1,000,000.00 (in words: one million euros) in the individual case;

(bb)
not to make any capital expenditure for fixed assets exceeding an amount of EUR 1,000,000.00 (in words: one million euros) in the individual case or EUR 3,000,000.00 (in words: three million euros) in aggregate or make any commitment thereto;

(cc)	to maintain the insurance coverage for the Nordic Companies on a substantially similar basis as in existence on the Signing Date;

(dd)	not to agree or commit to do any of the foregoing,
except in each case, where such measures (i) as set forth in lit. (f) and/or (x) above are taken in connection with the execution, amendment and/or renewal of content, programming and/or distribution agreements as set out in Annex 7.2-2, (ii) are otherwise Disclosed in Annex 7.2-3, (iii) are specifically contemplated in the budget of the Target Companies attached hereto as Annex 7.2-4 (the “Target Budget”), (iv) are required by applicable law, regulation or a court ruling, (v) are taken or made between companies of the Target Group, (vi) constitute Permitted Payments (viii) are specifically contemplated by and/or taken in accordance with this Agreement (including under Sections 5 or 8 hereof) or (viii) are approved in writing by the Purchaser (such approval shall not be unreasonably withheld or delayed and shall be deemed to be granted unless rejected by the Purchaser in writing within 5 (five) Business Days following a written notice to the Purchaser).
7.3    Replacement of Seller Security
With effect as of the Closing Date, the Purchaser shall assume all obligations and liabilities under the guarantees listed in Annex 7.3 (Part 1) which a company of the P7S1 Group and/or financing banks of the P7S1 Group has or have issued to third parties in respect of the Target Business (collectively, the “Seller Security”) as follows (and in each case conditional on Closing):

(a)
After the Signing Date, the Purchaser shall use its reasonable endeavors to replace (to the extent the beneficiary of the relevant Seller Security consents to such replacement) each Seller Security so that the relevant guarantor, the Sellers and all other companies of the P7S1 Group are fully released from all obligations and liabilities under all Seller Security as from the Closing Date.

(b)
If and to the extent that the replacement of the Seller Security in accordance with paragraph (a) has not been effected on the Closing Date and furthermore with respect to all letters of support listed in Annex 7.3 (Part 2) (the “LoS”), the Purchaser hereby agrees to indemnify the relevant guarantor, the Sellers and all other companies of the P7S1 Group against all liabilities, costs and expenses arising after the Closing Date under or by reason of any Seller Security and/or any LoS. In this event, and in relation to the Seller Security only, the Purchaser shall provide the Sellers on the Closing Date with a guarantee from a reputable international bank (having been approved by the Sellers in writing) under which such bank provides a guarantee upon first demand for the benefit of the relevant guarantor, the Sellers and all other companies of the P7S1 Group with respect to the indemnification obligation of the Purchaser under this paragraph (b), sentence 1 above. For the avoidance of doubt, nothing contained in this Section 7.3(b) shall relieve the Purchaser from its obligations to use its best endeavors to fully release the Seller Security as set out in Section 7.3(a),

It is agreed that the P7S1 Group may enter into additional letters of support in favor of Target Group Companies between the Signing Date and the Closing Date on a basis consistent with the LoS. The Purchaser agrees that the provisions of this Section 7.3 shall apply to such additional letters of support as if they had been listed in Annex 7.3 (Part 2). All LoS shall terminate upon Closing and the Purchaser shall be obliged to provide for alternative instruments in favor of the relevant Target Companies as of Closing, provided that the obligations arising under the alternative instrument shall be, in all material respects, the same as those under the previous LoS.
P7S1 shall procure that the relevant guarantor from the P7S1 Group reasonably cooperates and provides all such assistance as the Purchaser shall reasonably require to enable the Purchaser to comply with its obligations under this Section 7.3.
7.4    Termination of Intra-Group Agreements

The Sellers shall ensure that the intra-group agreements listed in Annex 7.4-1 (the “Terminating Intra-Group Agreements”) are each terminated with effect as of the Closing Date with no liability for the Target Companies either for past matters or resulting from such termination. With respect to intra-group agreements listed in Annex 7.4-2 (the “Continuing Intra-Group Agreements”), the Parties agree that these agreements shall not be affected by the signing of and/or consummation of the Transaction. For the avoidance of doubt, the provisions of Section 8.2 and the respective treatment of the intra group agreements referred to therein shall remain unaffected.
After the Closing Date, the Purchaser shall have the right to request the immediate termination, with no liability for past matters or from such termination or additional costs for the Target Companies, of any agreement (other than the Continuing Intra-Group Agreements) still in force between the Nordic Companies on the one hand and the entities of the P7S1 Group on the other hand after the Closing Date. After the Closing Date, the Sellers or the relevant companies of the P7S1 Group shall, provided such termination will have no adverse effect of the Target Companies, have the right to terminate with three (3) months prior notice, with no liability of the Target Companies for past matters or arising from termination or additional costs, any agreement (other than the Continuing Intra-Group Agreements) still in force between the Nordic Companies on the one hand and the entities of the P7S1 Group on the other hand after the Closing Date; any earlier right of termination and any obligation of the Target Companies to pay for content provided between the Closing Date and the date of the termination of the agreement as set forth in such agreements shall remain unaffected.
The Purchaser acknowledges that between the Signing Date and the Completion Date, further agreements may be entered into between the P7S1 Group and the Nordic Companies. The Parties agree that provided such agreements are entered into in accordance in accordance with the requirements of Section 7.2, such agreements shall be treated as Continuing Intra-Group Agreements.
7.5    Appointment of Purchaser representatives and Powers of Attorney
The respective Seller shall cause the relevant SWE Companies and FIN Companies to issue general powers of attorney, in the form set out in Annex 7.5 enabling the persons appointed by Purchaser with effect as from the Closing Date to sign for and on behalf of the relevant SWE Companies and FIN Companies until such new signatories have been duly registered as directors, deputy directors or company signatories as specified in Annex 7.5.
7.6    Notification of changes
To the extent that, after the date of this Agreement until the Closing Date, any member of the Executive Board (Vorstand) of P7S1 or Dr Ralf Schremper becomes aware of a matter or circumstance of which it actually knows (positive knowledge) that it gives rise to a Purchaser Claim pursuant to Sections 7.1, 7.2 or 12 (other than Tax Claims in particular Section 12.13) the Sellers shall, within a reasonable period of time after the relevant member of the P7S1 Executive Board or Dr Ralf Schremperhaving become so aware of the relevant claim, give written notice of such matter or circumstance to the Purchaser, such notice to contain reasonable details of any such matter or circumstance so as to enable the Purchaser to make a reasonable assessment of such matter or circumstance. Neither the Sellers nor P7S1 or any member of P7S1's Executive Board and/or Dr Ralf Schremper shall be construed or deemed as having any knowledge or awareness of any nature whatsoever whether actual, constructive, implied, imputed or otherwise, other than their own actual and positive knowledge. The Sellers shall instruct, as soon as reasonably possible after the Signing Date, the Nordic Companies directly sold hereunder:

•
to notify P7S1's Executive Board in the time period from the Signing Date until the Closing Date of any violations of Sections 7.1 and/or 7.2 of which they become actually aware and have positive knowledge, such notice to contain reasonable details of the relevant facts and circumstances in relation to such violations; and

•
to instruct each other Key Company to notify P7S1 in the time period from the Signing Date until the Closing Date of any violations of Sections 7.1 and/or 7.2 of which they become actually aware and have positive knowledge, such notice to contain reasonable details of the relevant facts and circumstances in relation to such violations.

7.7    Employee consultation process
The Sellers warrant that they and the Nordic Companies have complied, and covenant that they and the Nordic Companies will comply until the Closing Date, with their respective information and consultation obligations with respect to the employees or employee representative bodies of the Sellers and/or the Nordic Companies under or in connection with the Transaction under applicable law or collective bargaining agreements, in each case relying on the information that the Purchaser has provided to, or will provide to, the Sellers, in relation to its relevant plans and intentions. In this regard, the relevant employee representative of TV Norge AS and SBS Radio Norge AS will be called for a consultation meeting on the Signing Date, such meeting to take place on the Business Day following the Signing Date. Likewise, the Purchaser covenants that it will comply until the Closing Date with its information and consultation obligations with respect to the employees or employee representative bodies of the Purchaser and/or the Nordic Companies under or in connection with the Transaction under applicable law or collective bargaining agreements.

8.    CARVE-OUT
8.1    Sale and Transfer of Hungarian Assets

(a)	SBS UK currently holds certain assets relating to P7S1's Hungarian TV operations (the “Hungarian Assets”).

(b)
Prior to the Closing Date, SBS UK will sell and transfer the Hungarian Assets to other companies of the P7S1 Group for an aggregate purchase price of up to GBP 9,000.00 (in words: nine thousand Great Britain Pounds) under sale and purchase agreements substantially in the form attached hereto as Annex 8.1(b) (the “Hungarian Assets SPAs”).

8.2    Transfer and/or Sublicense of Certain Agreements

(a)
Certain companies of the P7S1 Group are parties to the agreements contained in Annex 8.2(a) which exclusively relate to the Target Business (together the “Dislocated Contracts”). An assignment of each Dislocated Contract to a third party requires the prior approval of the respective counterparty to such Dislocated Contract. As soon as commercially practicable following the Signing Date, the Purchaser and Seller 1 (or their Affiliated Enterprises nominated by the respective Parties for this purpose) shall enter into negotiations with the respective counterparties to the Dislocated Contracts and shall use reasonable best efforts to effect, prior to the Closing Date, an assignment of Dislocated Contracts to an appropriate company of the Target Group, in each case with debt discharging effect for the relevant company of the P7S1 Group which is a party to such Dislocated Contracts. Simultaneously with each assignment, the relevant sublicense and/or recharge agreement between the respective company of the P7S1 Group and the respective Target Company shall be terminated without liability for the Target Company resulting from such termination.

(b)
Seller 1 is, in addition to certain entities of the Target Group, a party to certain agreements, including, without limitation, the agreements contained in Annex 8.2(b), which exclusively or primarily relate to the Target Business (together the “Partially Dislocated Contracts”). As soon as commercially practicable following the Signing Date, the Purchaser and Seller 1 (or their Affiliated Enterprises nominated by the respective Parties for this purpose) shall enter into negotiations with the respective counterparties to the Partially Dislocated Contracts and shall use reasonable best efforts to effect, prior to, or as soon as possible after, the Closing Date, a release of Seller 1 from any and all obligations out of or in connection with the Partially Dislocated Contracts to the extent that these relate to the Target Business.

(c)
Certain companies of the P7S1 Group are parties to the agreements contained in Annex 8.2(c) which relate both to the Target Business and the business of other companies of the P7S1 Group (together the “Shared Contracts”). In so far as these Shared Contracts relate to the Target Business, the relevant companies of the P7S1 Group have entered into certain sublicense with the relevant companies of the P7S1 Group as also shown in Annex 8.2(c) (together the “Sublicense Agreements”). A sublicense to a third party requires the approval of the respective counterparty to such Shared Contract. As soon as commercially practicable following the Signing Date, the Purchaser and Seller 1 (or their Affiliated Enterprises nominated by the respective Parties for this purpose) shall enter into negotiations with the respective counterparties to the Shared Contracts and shall use reasonable best efforts to effect, prior to the Closing Date, a consent by the relevant counterparty to a continued sublicense on the same terms and conditions as set forth in the Sublicense Agreements.

(d)
If and to the extent that companies of the P7S1 Group should, as from the Closing Date, still be a party to any Dislocated Contract and/or any Partially Dislocated Contract and/or any Shared Contract, the Purchaser shall indemnify the Sellers and, by way of a contract for the benefit of third party, the respective company of the P7S1 Group, as the case may be, from any and all claims of the other contracting party or parties, losses, costs, fees, charges or damages resulting from, or arising in connection with, such Dislocated Contracts and/or Shared Contracts, as regards the Partially Dislocated Contracts and the Shared Contracts, however, only to the extent that these relate to the Target Business. For the avoidance of doubt, if and to the extent any required consent has not been obtained by the Closing Date, the relevant companies of the P7S1 Group shall be entitled to terminate the relevant sublicense and/or recharge agreement between the respective company of the P7S1 Group and the respective Target Company with effect as of the Closing Date.

(e)
The Sellers shall promptly provide all such reasonable cooperation as the Purchaser shall reasonably request in connection with the transfer of the agreements contemplated by this Section 8.2 including, without limitation:

(i)	facilitating discussions with the relevant counter-parties; and

(ii)	entering into any release agreements and/or joining in or serving any notifications reasonably required to give effect to this Section 8.2.

8.3    Trademarks; Domains

(a)
The Sellers shall procure that the relevant companies of the P7S1 Groups will, and the Purchaser shall procure that the relevant Target Companies will, as soon as possible after the Closing Date, enter into the trademark and domain transfer and/or delineation agreements, copies of which are attached hereto as Annex 8.3(a) (the “IP Delineation Agreements”), which set forth the rights and obligations of the parties thereto in relation to certain trademark and/or domain rights held by companies of the P7S1 Group and companies of the Target Group for the different jurisdictions in which they operate, in each case following the separation of the Target Companies from the P7S1 Group.

(b)
Conditional on completion of the IP Delineation Agreements, the Purchaser guarantees to the Sellers (and, by way of a contract for a benefit of a third party, to the respective counterparties to the IP Delineation Agreements) the proper fulfillment of all of the obligations of the Target Companies pursuant to the IP Delineation Agreements and the correct performance of any and all obligations that the Target Companies will have in relation to the Sellers or any other company of the P7S1 Group under or in connection with the IP Delineation Agreements.

(c)
Conditional on completion of the IP Delineation Agreements, P7S1 guarantees to the Purchaser (and, by way of a contract for a benefit of a third party, to the respective counterparties to the IP Delineation Agreements) the proper fulfillment of all of the obligations of the P7S1 Group Companies pursuant to the IP Delineation Agreements and the correct performance of any and all obligations that the P7S1 Group Companies will have in relation to the Purchaser or any other company of the Purchaser's Group under or in connection with the IP Delineation Agreements.

(d)
Furthermore, Seller 1 shall procure that the trademarks and domains listed in Annex 8.3(d)-1 (the “Transferred IP”) will be sold and transferred from companies of the P7S1 Group to the relevant Target Companies, or vice verca, as the case may be, in each case based on the draft sale and transfer agreement contained in Annex 8.3(d)-2 hereto or an IP Delineation Agreement (as provided in such draft agreements).

(e)
The Sellers shall and shall procure that the Nordic Companies shall, until the Closing Date, use reasonable best efforts (including, where required, the commencement and diligent pursuit of lawsuits) to the effect that the following domain names (which are pursuant to Section 12.10 (a) and Annex 12.10 (a) beneficially owned by the Nordic Companies) shall be registered in the name of Nordic Companies: (i) 6-eren.dk; (ii) Novafm.dk; (iii) Radionovafm.dk; (iv) voice.dk; (v) the_voice.dk; (vi) Thevoice.tv; (vii) Radiodk.com; (viii) Radiodk.dk; (ix) Radiodk.fm; (x) Radiodanmark.fm; (xi) kanal7play.com; (xii) kanal7play.se; (xiii), kanalsju.com; (xiv); kanalsjuplay.com; (xv), kanalsjuplay.se; (xvi), kanaltolv.se and (xvii) maxtv.se, but only with respect to those domain names which are in active use by the Nordic Companies.

8.4    Wrong Pockets
If, in the time period between the Closing Date and December 31, 2013, it transpires that any entity of the P7S1 Group is and was, as of the Closing Date, the legal owner of assets or rights which are exclusively related to the business of any of the Nordic Companies, and such matter is not otherwise explicitly provided for in this Agreement or another agreement contemplated in this Agreement, the relevant entity of the P7S1 Group shall transfer legal title of such asset or right to the Nordic Companies, or, if such transfer of title is not possible, grant a license or other right of use to the widest extent legally possible, in each case for nil consideration.

9.    CLOSING CONDITIONS
9.1    Closing Condition
The Sellers and the Purchaser shall only be obliged to proceed to Closing if the condition referred to below (the “Closing Condition”) has been fulfilled:

(a)
The competition authorities in Sweden, Norway and Denmark have either approved the Transaction or waived their jurisdiction or the statutory waiting periods have expired without any decision being issued or the prohibition to complete the Transaction has been otherwise waived or terminated,

or

(b)
In case the anti-trust review is referred to the European Commission pursuant to Article 4 (5) or 22 (1) of the Council Regulation (EC) No. 139/2004 (the “EC Merger Regulation”), the European Commission

(i)	has declared the Transaction to be compatible with the common market pursuant to Article 6 (1) (b), 8 (1) or 8 (2) of EC Merger Regulation; or

(ii)
has not issued a decision within the required deadlines with the consequence that the Transaction is being deemed compatible with the common market pursuant to Article 10 (6) of the EC Merger Regulation.

9.2    Anti-Trust Filings and Clearances
The Purchaser shall take all steps reasonably necessary to ensure that the approvals referred to in Section 9.1 (the “Clearances”) are obtained as soon as possible after the Signing Date and that the Sellers are kept reasonably informed of the status of the proceedings before the relevant authorities. In particular, the Purchaser shall:

(a)
use its best efforts to ensure that all filings necessary to obtain the Clearances (the “Filings”) are made within 15 (fifteen) Business Days after the Signing Date (unless the applicable laws and regulations require an earlier filing), it being understood that such period can be prolonged to 20 (twenty) Business Days at the request of the Purchaser with the consent of P7S1, such consent not to be unreasonably withheld;

(b)
prior to the making of any Filing or any subsequent written or oral submission, provide the Sellers with copies of such Filing and/or submission and provide the Sellers with a reasonably opportunity to make any comments on them (but without obligation to include such comments), and the Purchaser shall not be in breach of paragraph (a) above if the giving or not giving or any such comments or any attempt to accommodate such comments leads to a delay in making any Filing;

(c)	at the Sellers' written request, review with the Sellers the progress of any Filings;

(d)	without undue delay notify the Sellers (and provide copies or, in the case of non-written communications, details) of any material communications with any authorities relating to the Filings;

(e)
where it has the power and authority to do so, permit the Sellers to attend all material calls and meetings with the relevant authorities and (to the extent permitted by the relevant authorities) notify the Sellers of any such calls and meetings in due time;

(f)
not without the prior written approval of the Sellers (such approval not to be unreasonably withheld or delayed) agree with the relevant competition or merger control authorities to any suspension or the extension of any suspension of the statutory waiting periods; and

(g)
to the extent that the relevant competent authorities (“Competition Authorities”) indicate that the Clearances may not be made without remedies (conditions or undertakings), take, or cause to be taken, all steps (other than any sale, transfer, license or other disposition of any interest, right, asset or group of assets (i) outside Sweden, Norway, Denmark and Finland and the United Kingdom (except to the extent any interest, rights or assets (including licenses) of the Target Group are located in the United Kingdom) or (ii) forming part of or used in connection with the TV broadcasting channel “Discovery Channel” within those countries) which are necessary for the fulfillment of any requirements of the Competition Authorities, in particular (subject to the exceptions above):

(i)
propose to the Competition Authorities within the time limits required by statutory law and the Competition Authorities all such remedies (each a “Commitment”) as are necessary to alleviate potential concerns generated by the transactions contemplated by this Agreement and shall commit itself to such remedies vis-à-vis the Competition Authorities, with the main aim of enabling the completion of the transactions contemplated by this Agreement as soon as possible; and

(ii)
before proposing such remedies to the relevant Competition Authorities and to the extent permitted by them, reveal the remedies to be proposed to the Sellers allowing the Sellers to assess and comment on (but without any obligation to include such comments) the remedies' impact on any potential concern the relevant Competition Authorities may have in regard to the transactions contemplated by this Agreement,

The Purchaser shall be entitled to redact or only provide on a counsel to counsel basis any information to be provided to the Sellers where such information is regarded by the Purchaser (acting reasonably) to be commercially sensitive.
Each Party undertakes to the other Parties not to do anything in the Pre-Closing Period (including the conclusion of any transaction or agreement) that might reasonably be expected to make it more difficult to obtain any of the Clearances or to result in any delays with regard to the obtaining of any of the Clearances.

All costs and expenses in connection with the Filings and the obtaining of the Clearances shall be borne by the Purchaser save that the Purchaser shall not be responsible for any internal or external costs incurred by any member of the P7S1 Group.
9.3    Break-up Fee
If the Closing Condition set forth in Section 9.1 has not been fulfilled by the Longstop Date (as defined in Section 11.1(b)), and the Sellers have for this reason terminated the Agreement in accordance with Section 11.1(b) after the Longstop Date, the Purchaser shall pay to the Sellers a break-up fee in the amount of EUR 20,000,000.00 (in words: twenty million euros) (the “Break-up Fee”). The Break-up Fee is due irrespective as to whether non-fulfillment of the Closing Condition results from bad faith or negligence of the Purchaser in connection with the Filings. Any right of the Purchaser to claim for a reduction of the Break-up Fee is hereby explicitly excluded. The Break-up Fee shall not be payable if non-fulfillment of the Closing Condition results from any act or omission of the Sellers (or any of them) to comply with the provisions of clause 9.5. Any rights of the Sellers to claim damages pursuant to this Agreement shall remain unaffected.
9.4    Certain Purchaser Acknowledgements

(a)	The Purchaser acknowledges:

(i)
that certain filings, notifications, approvals, clearances or passive consents or approvals (which shall include decisions not to interfere in relation to the subject matter of the transactions hereunder as well as decisions to revoke broadcasting licenses) of media regulatory authorities in countries in which the Target Group is active (“Media Filings”) are required in connection with the transactions contemplated by this Agreement; and

(ii)
that certain agreements of the members of the Target Group, including, but not limited to agreements with content providers, contain provisions which in case of a change of control over a member of the Target Group, such as at the occasion of the transactions contemplated by this Agreement, require the notification or consent of a third party or give third parties termination or other special rights (“Change of Control Rights”); and

(iii)	that the Sellers have neither made any Media Filings nor obtained any consents or waivers (“Consents”) from parties having Change of Control Rights.

(b)
The Purchaser agrees that it shall be the sole responsibility of the Purchaser to make any Media Filings and obtain any Consents from parties having Change of Control Rights in connection with the transactions contemplated by this Agreement, that the Sellers shall not have any liability arising out of the failure to make such Media Filings or obtain such Consents, that no representation or covenant of the Sellers under this Agreement shall be breached and no condition shall be deemed not to have been satisfied as a result of (i) the failure to make such Media Filings or to obtain such Consents, or (ii) any lawsuit commenced or threatened and arising out of the failure to make such Media Filings or to obtain such Consents, and that, regardless of any potential failure on behalf of the Purchaser to make any Media Filings and obtain any Consents from parties having Change of Control Rights, the Purchaser and the Sellers shall be obliged to consummate the Closing and the Purchaser's obligation to pay the Total Purchase Price in full on the Closing Date shall remain unaffected. The Purchaser shall keep the Sellers reasonably and timely informed of the status of any such Media Filings and dealings with third parties relating to Change of Control Rights during the Pre-Closing Period. The Purchaser shall bear all fees, costs and expenses in connection with any such Media Filings or dealings with third parties relating to Change of Control Rights.

9.5    Information and Cooperation
During the Pre-Closing Period, the Sellers shall and shall procure that the Nordic Companies and other members of the P7S1 Group provide, on a timely basis, to the Purchaser such information, assistance and cooperation (including, without limitation, access to relevant personnel) as is reasonably required from time to time by the Purchaser to make any Filings or further Media Filings or obtain any Clearances or Consents in connection with the Transaction.

10.    CLOSING
10.1    Closing Date
Closing (“Closing”) shall take place at the offices of Hannes Snellman Attorneys Ltd Kungsträdgårdsgatan 20 SE-103 96 Stockholm, Sweden, or at such place the Purchaser and the Sellers will have agreed upon, at 8:00 a.m. (local time) on the Agreed Closing Date.

10.2    Closing Actions
At Closing,

(a)	the Purchaser shall provide the Sellers with the documentation regarding the release of Sellers Security set forth in Section 7.3;

(b)	the relevant Sellers shall provide the Purchaser with the powers of attorney described in Section 7.5;

(c)
the Sellers shall deliver to the Purchaser an executed copy of the release documentation in the agreed form in relation to the Facilities Agreement and the related finance documentation (together the “Financing Documents”) issued by UniCredit Bank AG (formerly Bayerische Hypo- und Vereinsbank AG) acting as facility agent and/or as security agent (as applicable) under the Financing Documents, such release documentation to evidence and confirm that, subject only to the transfer to the Purchaser of the TV Sweden Holding Shares, (i) all security interest over the TV Sweden Holding Shares and the shares in SBS TV AB under the Financing Documents and (ii) TV Sweden Holding and SBS TV AB in their capacity as guarantors under the Financing Documents are fully released (subject to any mandatory local law notarization, filing or (de)registration requirements or waiting periods);

(d)
the Designated Entity shall sell and assign the P7S1 Receivables to the Purchaser or a Nominated Entity on the basis of the draft transfer agreement attached hereto as Annex 10.2(d), and the Purchaser or the Nominated Entity shall assume the P7S1 Payables, subject to and with effect as per the transfer in rem of all Sold Shares to Purchaser;

(e)	the Purchaser shall pay the Total Purchase Price to the Sellers' Account with effect as of the Closing Date;

(f)
Seller 1 shall deliver to Purchaser the share certificates representing all Sold SWE Shares, duly endorsed in blank, and deliver to Purchaser the shares registers (aktieböcker) of TV Sweden Holding and Radio Sweden Holding, respectively, in which Purchaser has been entered as owner of the Sold SWE Shares in the share register of each relevant SWE Company (aktiebok);

(g)
Seller 2 shall make available to the Purchaser (x) evidence that the Purchaser has been entered as owner of the Sold NOR Shares in the share register of each relevant NOR Company (aksjeeierbok) and shareholder confirmation in accordance with sections 4-10 of the Norwegian Private Limited Companies Act (aksjebevis); and (y) a copy of the minutes of a duly held meeting of the board of directors of Radio Norge authorizing the transfer of the Sold Radio Norge Shares to the Purchaser as contemplated by this Agreement;

(h)
Seller 2 shall deliver to Purchaser all the 4 (in words: four) issued original share certificates representing 50 percent of the issued share capital for SBS Denmark duly endorsed in blank (including the endorsements in respect of the transfer of such shares to Seller 2 from SBS Belgium N.V. dated April 29, 2011) and deliver the original share register (ejerbog) of SBS Denmark to the Purchaser evidencing that the Purchaser has been entered as owner of the Sold DEN Shares in the share register of SBS Denmark;

(i)
Seller 2 shall deliver to Purchaser (i) duly endorsed share certificates representing all Sold FIN Shares and (ii) evidence that the Purchaser has been entered as owner of the Sold FIN Shares in the share and shareholder register of SBS Finland (osake- ja osakasrekisteri);

(j)
Seller 3 shall deliver to the Purchaser (i) a copy of the consent by Seller 1 approving the transfer of the Sold UK Shares as required by the articles of association of Seller 3, (ii) a duly executed stock transfer form in favor of Purchaser and the share certificates in respect of the Sold UK Shares (or a duly executed indemnity, in agreed form, for any lost certificates), (iii) a copy of the minutes of a duly held meeting of the board of directors of SBS UK authorizing the registration of the transfer of the Sold UK Shares to the Purchaser (subject to stamping), (iv) the certificate of incorporation, the statutory books and the common seal of SBS UK (or make these items available to Purchaser at the registered office of SBS UK), and (v) powers of attorney in respect of the rights attaching to the Sold UK Shares executed by Seller 3 (and Purchaser hereby agrees to indemnify and hold harmless Seller 3 from and against all losses, liabilities, costs, fees and other expenses that Seller 3 may incur as a result of any action taken by the Purchaser in exercising such rights);

(k)
the Parties shall take all measures required under applicable law and the constitutional documents of FinCo to transfer all shares in FinCo from the relevant company of the P7S1 Group as shareholder to the Purchaser or the Nominated Entity;

(l)	the Sellers and the Purchaser and (if applicable) any Nominated Entity shall execute and consummate the Tax Covenant.

(m)	Seller 1 and the Purchaser or a Nominated Entity (as applicable) shall execute and consummate the SWE Executives Transfer Agreement.
All of the above Closing actions shall be deemed to take place simultaneously, provided that, for practical reasons, the Closing actions shall take place in the above sequence. The Parties shall execute a closing protocol confirming the due occurrence of all or, as the case may be, waiver of certain Closing actions, which shall, however, not have any constitutive effect with respect to the occurrence of any of the Closing actions, but shall only have declaratory effect for evidentiary purposes.
10.3    Post Closing Actions
On the Closing Date, and after the Closing Date has occurred, the Sellers and the Purchaser shall procure that the parties to the IP Delineation Agreements enter into such Post-Closing IP Agreements.
10.4    Joint Sale
The Parties shall not be obliged to complete the purchase of any of the Sold Shares unless the purchase of all of the Sold Shares is completed simultaneously, but so that completion of the purchase of some of the Sold Shares will not affect the rights of the Parties with respect to the completion of the purchase of the other Sold Shares. If Closing does not take place on the Agreed Closing Date because the Sellers or the Purchaser are in breach of Section 10.2 and/or Section 10.4, the Closing shall occur within 10 Business Days after the Agreed Closing Date (such date the “Delayed Closing Date”).

11.    TERMINATION
11.1    Termination Events
This Agreement may be terminated with immediate effect at any time prior to or on the Closing Date with effect for all Parties

(a)	by mutual written consent of the Purchaser and the Sellers; or

(b)
by any Party (except, in case of a termination by Purchaser, if the Closing Condition is not satisfied due to the failure of Purchaser to comply fully with its obligations under this Agreement) by written notice to the other Parties if the Closing Condition is not satisfied until and including April 30, 2013 (the “Longstop Date”). The failure to exercise any right of termination at a certain point in time shall not constitute and shall not be deemed to constitute a waiver of such right of termination; or

(c)
by any Party by written notice to the other Parties if Closing has not occurred (other than as a result of the failure of the Party, which seeks to terminate this Agreement, to comply fully with its obligations under this Agreement) on the Delayed Closing Date in accordance with Sections 10.2 and 10.4.

11.2    Effect of Termination
In case of a termination of this Agreement

(a)
no Party shall have any ongoing obligations towards any other Party under this Agreement other than obligations under Sections 17 (Guarantors), 18 (Confidentiality and Announcements), 19 (Costs and Taxes), 20 (Notices), 21 (Miscellaneous Provisions) and 22 (Governing Law and Arbitration) (the “Surviving Provisions”), which shall survive such termination and remain in full force and effect; and

(b)
no Party shall have any rights or claims against any other Party under this Agreement other than (i) claims for breaches of this Agreement (in particular Section 9.2) which occurred prior to the termination, (ii) claims under the Surviving Provisions, and (iii) claims pursuant to Section 9.3 if any.

12.    WARRANTIES
Except to the extent Disclosed and subject to the limitations set forth in Section 14, P7S1 hereby warrants to the Purchaser that the statements set out in Section 12.1 through Section 12.13 below (the “Statements”) are true and correct as of the Signing Date and, with respect to the Statements set forth in Section 12.1, also as of the Closing Date, unless another time is referred to below. If and to the extent that one and the same set of facts contradicts more than one of the Statements, the Purchaser may not recover more than once in respect of the same Loss. The Parties agree that the Statements, except for those set out in Section 12.1 below, do not relate to Kaimax Media Oy, Radioselskabet af 1/2007 ApS and its Subsidiaries, and their respective business operations if and to the extent that the relevant facts and circumstances referred to in the Statements below already existed or did not exist, as the case may be, as of the closing date of the underlying acquisition agreements. With respect to the Statements contained in Section 12.1, the Purchaser acknowledges that the share certificates in Lovesearch DB AB are lost.
12.1    Corporate Issues and Authority of the Sellers

(a)
Each of the Nordic Companies (i) has been duly established under the laws of its respective jurisdiction, (ii) validly exists and (iii) has the corporate power, to own its respective properties and to carry on its respective businesses as presently conducted.

(b)
The statements made in Sections 1.1 through 1.5 including, with respect to the Nordic Companies and their respective registered share capital, are true and correct. The share capital of each of the Nordic Companies is validly issued, fully paid-up and non-assessable and in respect thereof no repayments or refunds, which are forbidden pursuant to applicable laws, whether openly or concealed, have been made. All applicable provisions under applicable law and articles of association regarding the increase or decrease of the share capital of any of the Nordic Companies have been observed.

(c)
The Sellers have delivered to the Purchaser complete and correct copies of the articles of association (or other similar constitutional documents) of each of the Nordic Companies, FM6 A/S and Östersjöns Reklamradio AB, as in effect on the date hereof. No amendments to the articles of associations have been resolved on or before the date hereof, that are not effective yet.

(d)
The shares held directly or indirectly by the Sellers in the Nordic Companies, FM6 A/S and Östersjöns Reklamradio AB are all validly existing and are not Encumbered and the Sellers are entitled to freely dispose of the Sold Shares and, indirectly, of the other Group Shares, in each case, except for the security rights that shall be released on Closing in accordance with Section 10.2(b) above. There are not in existence any options, pre-emptive rights or other rights (contingent or otherwise) to acquire shares (or any rights in shares) in any Nordic Company, FM6 A/S and Östersjöns Reklamradio AB in favor of any third party (whether by subscription, transfer, assignment or otherwise), there are no outstanding agreements which give rise to or create any such rights and no shareholder agreements, trust agreements or sub-participations with respect to the Group Shares exist, except as Disclosed and except for the agreements (and any rights thereunder) listed in Annex 12.1(d) (the “Aggregate Media Funds”).

(e)
Other than the participations mentioned in Sections 1.1 through 1.6, the Nordic Companies do not hold or own, either directly or indirectly, any shares, securities, interests or equity in, nor have entered into any agreement or option to hold or own any shares, securities, interests or equity in or to establish, any other entity, except with respect to the Aggregate Media Funds.

(f)	No Nordic Company is party to any agreement, arrangement or commitment to merge or consolidate with any other person or entity other than other Nordic Companies.

(g)
No bankruptcy, insolvency or judicial composition proceedings have been initiated or applied for under any applicable law against the Sellers, PS71 or any of the Nordic Companies, nor have any enforcement measures been initiated or applied for with respect to any property or other assets of the Sellers, P7S1 or of any of the Nordic Companies.

(h)
This Agreement has been duly and validly executed by each of the Sellers and P7S1, and this Agreement and all other agreements contemplated to be executed under this Agreement including the Tax Covenant (''Transaction Documents'') to which the Sellers (or either of them) or P7S1 is a party will, when executed, constitute legal, valid and binding obligation of the Sellers and P7S1 (as applicable), enforceable under Swedish or other applicable law against the Sellers and P7S1 (as applicable) in accordance with its terms and conditions. The Sellers and P7S1 have the full power and authority to enter into this Agreement and other Transaction Documents to which they are a party and to perform their obligations thereunder and to consummate the transactions contemplated therein. The execution of this Agreement and the Transaction Documents and the performance by the Sellers and P7S1 of their obligations thereunder and the consummation of the transactions contemplated therein:

a.	have been duly and validly authorized by all necessary action on the part of the Sellers (and their respective direct shareholders) and P7S1;

b.
will not conflict with or result in a violation or breach of any of the terms, conditions or provisions of the articles of association or by-laws (or other organizational or constitutional documents) of either of the Sellers or P7S1;

c.	will not conflict with or breach any court order, decision, judgement or ruling by which any of the Sellers or P7S1 is bound,

(i)
As of the Signing Date, are no existing, pending disputes or disputes threatened in writing to any of the Sellers or P7S1, affecting any of the Group Shares or the Sellers' ownership or entitlement to dispose of any of them.

12.2    Financial Statements

(a)
The financial statements comprising balance sheet, cash flow statement, profit and loss account and notes of each of the Key Companies for the financial year ended December 31, 2011, as attached hereto as Annex 12.2(a), (the “Financial Statements”), have been prepared in accordance with all applicable laws and the local generally accepted accounting principles as applicable to the respective Nordic Companies, applying the specific accounting principles as set forth in the respective Financial Statements, consistently applied as in the preceding year. The Financial Statements have each been audited by the respective company's auditor, include an unqualified audit opinion and - as at the date each set of Financial Statements were approved, and to the extent that information had to be taken into account based on the above accounting principles - give a true and fair view of the assets and liabilities and state of affairs of the relevant Key Company as at 31 December 2011 and of the profit or loss and cash flows of the relevant Nordic Company for the financial year ended 31 December 2011.

(b)
The combined financial statements comprising the statement of combined financial position, the combined cash flow statement, the combined income statement and associated notes of the Nordic Companies in each case for the financial year ended December 31, 2011 as contained in the attached Annex 12.2(b) (but excluding any information relating to any financial periods other than the financial year ended December 31, 2011) (the “2011 Consolidated Accounts”), have been prepared in accordance with International Financial Reporting Standards as adopted by the European Union, as set forth in the 2011 Consolidated Accounts. The 2011 Consolidated Accounts - as at the date the 2011 Consolidated Accounts were approved, and to the extent that information had to be taken into account based on the above accounting principles - give a true and fair view of the financial position as at 31 December 2011 and of the profit and loss and the cash flows of the Nordic Companies for the financial year then ended.

(c)
The combined income statement, the combined statement of financial position, and the combined cash flow statement set out in the combined interim financial statements of the Nordic Companies for the nine-month period ended September 30, 2012 as attached hereto as Annex 12.2(c) (the “Interim Financial Statements”) have been prepared in accordance with the accounting principles set forth in such Interim Financial Statements, have been reviewed by KMPG AG Wirtschaftsprüfungsgesellschaft, and - as at the date the Interim Financial Statements were approved, and to the extent that information had to be taken into account based on the above accounting principles - do not materially misstate the financial position of the Nordic Companies as at September 30, 2012, and of its profit and loss and cash flows for the nine month period then ended.

(d)
No Target Company has any obligation or liability for any obligations or liabilities of companies of the P7S1 Group (for the avoidance of doubt, other than for any contracts which meet the criteria set forth under Section 12.7(d) (i) and (ii) below, and in respect of (i) only to the extent that such contracts relate to the Target Business).

12.3    Broadcasting Licenses

(a)	Annex 12.3(a) contains a complete and correct list of all broadcasting licenses held by the Nordic Companies and required for the conduct of their present business operations (the “Licenses”).

(b)
The Nordic Companies hold all other material licenses, permissions, consents and authorizations from governmental authorities and regulatory bodies required for the conduct of their present business operations (excluding, for the avoidance of doubt any change of control consents triggered by the Transaction) (together with the Licenses the “Material Authorizations”), the absence of which cause a Loss of the Nordic Companies in excess of EUR 2,000,000.00 (in words: two million euros) in the individual case.

(c)
None of the Nordic Companies has, during the last twelve (12) months prior to the Signing Date, received a written notice from any governmental authority (i) alledging a material breach of the terms of the Material Authorizations or (ii) stating that any such Material Authorizations will be revoked or not renewed in the ordinary course of events.

12.4    Content- and Programming Agreements

(a)
Annex 12.4(a) contains a complete and correct list of all content- and/or programming agreements to which any of the Nordic Companies is a party and which provide for a minimum consideration payable by the relevant Nordic Company to the respective counterparty in excess of EUR 5,000,000.00 (in words: five million euros) in the individual case for the entire contractual term of the relevant content or programming agreement (the “Material Content Agreements”).

(b)
None of the Material Content Agreements have been terminated by the relevant Nordic Company and no Nordic Company has, with respect to such Material Content Agreements, within the last 12 months prior to the date hereof received any written notice of termination or of a material breach which would give the other party a right to terminate the relevant Material Content Agreement. Except as disclosed in Annex 12.4(b), the Nordic Companies have, during the last two (2) years prior to the date hereof, not been in material breach of any Material Content Agreement which would cause (i) a right of the counterparty to terminate such Material Content Agreement, (ii) a material loss of rights under the Material Content Agreements or (iii) a Loss to the Nordic Companies in the amount of EUR 500,000.00 (in words: five hundred thousand euros) or more in the individual case.

(c)
Other than as disclosed in Annex 12.4(c), no Nordic Company has, during the last 12 months prior to the date hereof, given written notice to a counterparty to the Material Content Agreements alleging a breach by such counterparty of the relevant Material Content Agreement.

(d)	True and complete copies of the Material Content Agreements have been Disclosed in the VDR.
12.5    Distribution Agreements

(a)
Annex 12.5(a) contains a complete and correct list of all signal distribution agreements to which any of the Nordic Companies is a party and any of (i) Boxer TV, YouSee, Stofa and/or Canal Digital for Denmark, (ii) Boxer TV, Telenor Broadcast Holding AS/Canal Digital AS and/or TeliaSonera Sverige for Sweden and/or (iii) RiksTV, Canal Digital and/or Get for Norway is a counterparty (the “Material Distribution Agreements”).

(b)
None of Material Distribution Agreements have been terminated by the relevant Nordic Company and no Nordic Company has, with respect to the Material Distribution Agreements, within the last 12 months prior to the date hereof received any written notice of termination or of a material breach which would give the other party a right to terminate a Material Distribution Agreement. Except as disclosed in Annex 12.5(b), the Nordic Companies have, during the last two (2) years prior to the date hereof, not been in material breach of any Material Distribution Agreement which causes (i) a right of the counterparty to terminate such Material Distribution Agreement, (ii) a material loss of rights under the Material Distribution Agreements or (iii) a Loss to the Nordic Companies in the amount of EUR 500,000.00 (in words: five hundred thousand euros) or more in the individual case.

(c)
Other than as disclosed in Annex 12.5(c), no Nordic Company has, during the last 12 months prior to the date hereof, given written notice to a counterparty to the Material Distribution Agreements alleging a breach by such counterparty of the relevant Material Distribution Agreement.

(d)	True and complete copies of the Material Distribution Agreements have been Disclosed in the VDR.
12.6    Compliance with Laws; Legal Proceedings

(a)
There are no judicial, arbitration or administrative litigations or other proceedings pending or, to the Sellers' Knowledge, threatened to the Nordic Companies in writing during the last twelve (12) months prior to the Signing Date, to which any of the Nordic Companies is or may become a party with a claim value (excluding interest, if any) in excess of EUR 250,000.00 (in words: two hundred and fifty thousand euros) in the individual case, except as disclosed in Annex 12.6(a).

(b)
Except as disclosed in Annex 12.6(b), each of the Nordic Companies is currently and has been, in the past 3 (three) years prior to the date hereof, conducting its business in all material respects in accordance with all applicable laws and its articles of association, provided that P7S1 shall only be liable under this sentence if a breach of the Statement pursuant to this sentence causes or is reasonably likely to cause, a Loss of the Nordic Companies in excess of EUR 1,000,000.00 (in words: one million euros) in the individual case. The Purchaser is aware of the fact that the Nordic Companies, through SBS UK, operate several Nordic TV channels under UK Ofcom licenses (the “UK Ofcom Model”). The Parties agree that any past, present or future breaches of any laws (other than the laws of the United Kingdom) to they extent that such breaches relate to the use of the UK Ofcom Model, in particular any potential breaches of any media laws of the Nordic countries, are exempt from the Statements pursuant to sentence 1 above.

(c)	No Nordic Company has paid or received any bribe, illegal inducement or other like illegal payment in connection with any contract or otherwise.

(d)
Except as disclosed in Annex 12.6(d), there is no material unsatisfied judgment, order, award or decision of a court, tribunal, or administrative or regulatory body which has been issued against the Nordic Companies during the last 12 (twelve) months prior to the date hereof.

12.7    Agreements with P7S1 Group

(a)
Except as set forth in Annex 12.7(a) hereto, there are no agreements, contracts or other binding arrangements in place between any of the Nordic Companies on the one hand and any entity of P7S1 Group providing for an annual or individual consideration, revenue or expenditure in excess of EUR 100,000.00 (in words: one hundred thousand euros) in the individual case.

(b)	True and complete copies of the Continuing Intra-Group Agreements have been Disclosed in the VDR.

(c)
No company of the P7S1 Group (other than Snowman Productions AB and its Subsidiaries) is or has been in material breach of any agreement with a Nordic Company. To Sellers' Knowledge, Snowman Productions AB and its Subsidiaries is not and has not been in material breach of any agreement with a Nordic Company and no Target Company is or has been in material breach of any agreement with Snowman Productions AB and its Subsidiaries.

(d)
Other than the Dislocated Contracts, Partially Dislocated Contracts and Shared Contracts, there are no contracts which: (i) exclusively or primarily relate to the Target Business; and (ii) are executed by companies of the P7S1 Group; and (iii) provide for a minimum consideration payable in excess of EUR 100,000.00 (in words: one hundred thousand euros) per annum in the individual case (other than insurance contracts and the SWE Executives Services Agreements and the SWE Executives Filial Agreements).

12.8    Real Estate

(a)
Except as set forth in Annex 12.8(a) none of the Nordic Companies owns real estate. The particulars set out in Annex 12.8(a) in relation to the real estate owned by the Nordic Companies (the “Owned Real Estates”) are true and accurate.

(b)
Annex 12.8(b) contains a complete list of all lease agreements of all real property leased by the Nordic Companies which provide (for each individual agreement) for annual payment obligations of the relevant Nordic Companies in excess of EUR 500,000.00 (in words: five hundred thousand euros) in the individual case (the “Lease Agreements”). True and complete copies of the Lease Agreements have been Disclosed in the VDR.

(c)	The Nordic Companies are the sole owners of the Owned Real Estate free from any Encumbrances other than those recorded in publicly available registers.

(d)
No Nordic Company has received, during the last twelve (12) months prior to the Signing Date a written notice from the relevant counterparties alledging that the Nordic Companies are in material breach of any of the Lease Agreements.

12.9    Material Assets; Insurances

(a)
The execution and performance of this Agreement and the Transaction will not render any Nordic Company liable to acquire or dispose of any material assets, in each case, however only if such liability to acquire or dispose of any material assets is based on any option agreement or similar arrangements with third parties which are triggered by the change of control contemplated under this Agreement.

(b)
Except as disclosed in Annex 12.9(b), no Nordic Company has any outstanding, nor has it agreed to create, enter into or incur any Encumbrance over any asset or group of related assets owned by it with a value in excess of EUR 500,000.00 (in words: five hundred thousand euros) in the individual case other than those arising under applicable laws and except for the security rights that shall be released on Closing in accordance with Section 10.2(b) above.

(c)
The physical assets with a value in excess of EUR 100,000.00 (in words: one hundred thousand euros) in the individual case used by each Nordic Company in its business are either owned by such Nordic Company or such Nordic Company has a right to use them.

(d)	Particulars of the material policies of insurance listed in Annex 12.9(d) under which each Nordic Company is covered have been Disclosed and are valid and in force.
12.10    Intellectual Property

(a)	The trademarks and domain names listed in Annex 12.10(a) are either owned by the Nordic Companies or have been licensed to the Nordic Companies in accordance with applicable law.

(b)
The trademarks and domain names listed in Annex 12.10(a) are either owned by the Nordic Companies or have been licensed to the Nordic Companies in accordance with applicable law and, as to ownership, as detailed in Annex 12.10(a). The terms of any license in or out of the trademarks and domain names listed in Annex 12.10(a) have been Disclosed, other than any license in or out under or in connection with production, format or content licensing agreements where such licences are consistent with industry practice with respect to the scope of the trademark and domain licences.

(c)
None of the trademarks and domain names listed in Annex 12.10(a) is currently or has within the last 12 (twelve) months prior to the date hereof, been the subject of challenge or attack or any claim of ownership or compensation, in each case addressed in writing to the Nordic Companies.

(d)
No Nordic Company has infringed patents, domain names, trademarks, trade names or logos of any other person in the last 2 (two) years in a way that has or is reasonably likely to have, an adverse financial impact on the Target Companies in excess of EUR 1,000,000.00 (in words: one million euros) in the individual case.

(e)
No Nordic Company has received during the last 12 (twelve) months prior to the date hereof any written notice from any copyright holder stating that such Nordic Company infringes such copyright holder's copyrights through the broadcasting or licensing of productions by the Nordic Companies which have been commissioned or self-produced by the Nordic Companies (i.e. explicitly excluding (i) any licensed in productions, content or formats and (ii) any other copyright infringements) where such infringement, as of the Signing Date, has or is reasonably likely to have, an adverse financial impact on the Nordic Companies in excess of EUR 1,000,000.00 (in words: one million euros) in the individual case.

12.11    Labor Matters; Pensions

(a)
Annex 12.11(a) contains a true and correct list of all managing directors, board members and (anonymized) employees with an annual gross base salary in excess of EUR 200,000.00 (in words: two hundred thousand euros) of the Nordic Companies (the “Key Employees”), including true and correct information on the respective position/occupation, start date, age, notice period, gross annual base salary, bonus entitlements and entitlements to other incentives.

(b)	Annex 12.11(b) contains a complete and correct list of all individual employment or service agreements for the Key Employees.

(c)	Annex 12.11(c) contains a complete list of all material collective bargaining agreements to which Nordic Companies are parties.

(d)	Materially accurate details of the principal terms of employment of the Key Employees have been Disclosed.

(e)	No Key Employee has given or threatened in writing to give notice to resign or been given notice or dismissed.

(f)	The terms of all profit sharing, incentive, commission, bonus or share schemes or arrangements under which Key Employees have or may have an entitlement have been Disclosed.

(g)
The Nordic Companies do not operate any share incentive schemes applicable to any employees of the Nordic Companies (other than under the stock option program operated by P7S1 and the performance management scheme operated by P7S1 in which, in each case, only the Key Employees participate). There are no bonus policies or bonus schemes generally applicable to employees of the Target Group.

(h)
Except for statutory pension schemes, the only collective pension schemes (excluding, for the avoidance of doubt, individual pension arrangements) (the “Pension Schemes”) operated by the Nordic Companies are those listed in Annex 12.11(h)-1.

Other than as listed in Annex 12.11(h)-2, there are no Pension Schemes of the Nordic Companies operated on a defined benefit basis. The Nordic Companies' only liability with respect to the Swedish Pension Scheme ITP is in respect of the payment of ordinary monthly premiums in respect of participating employees and, in particular, no Nordic Company has any liability to provide any defined benefit pension to any employee except for the monthly payments to Alecta pensionsförsäkring, ömsesidigt under ITP 2.
All payment obligations of the Nordic Companies with respect to its pension schemes (including individual pension arrangements) have been complied with to the extent these payment obligations have become due on the Signing Date.

12.12    Conduct of Business
Except for Permitted Payments or as set forth in Annex 12.12 hereto, since the Locked-box Date the Nordic Companies have conducted their respective businesses in the ordinary course consistent with past practice. Since the Locked Box Date, no counterparty to a Material Content Agreement or a Material Distribution Agreement has terminated or threatened in writing to terminate the business relationship as a whole with the Nordic Group.
12.13    Taxes

(a)
The Nordic Companies have filed all material Tax returns and Tax related documents required to be filed under applicable law and none of such returns or documents are to the Sellers' Knowledge disputed in any material respect. Except as set forth in Annex 12.13(a) hereto, to the Sellers' Knowledge there are no Tax audits pending with respect to the Nordic Companies.

(b)
The Nordic Companies have duly paid, or accrued for, all Taxes shown on tax assessment notices they have received or on tax returns they have filed, as the case may be, in each case to the extent such Taxes are due and payable by the Nordic Companies except for such, if any, as are being contested in good faith in accordance with applicable law. Except as set forth in Annex 12.13(b) hereto, to the Sellers' Knowledge none of the Nordic Companies have received any written notice about any payment of penalty or interest in connection with any claim in respect of Taxes with such penalty and interest not paid on or before the Locked-box Date or reflected in the Interim Financial Statements.

(c)
Subject to any Post-Signing Notification made to the Purchaser, the Sellers are not aware of any information not Specifically Disclosed indicating that there is a difference between (i) the nominal value of the outstanding balances of the P7S1 Receivables and the P7S1 Payables (as set out in Annexes 5.1(a)-2 and 5.1(b)-(2)), and (ii) the market value of those balances (as at the Locked-box Date). For the purposes of this Section 12.13 only:

a.
“Post-Signing Notification” shall mean a written notification made by the Sellers to the Purchaser that there is a difference between (i) the nominal value of the outstanding balances of the P7S1 Receivables and the P7S1 Payables (as set out in Annexes 5.1(a)-2 and 5.1(b)-(2)), and (ii) the market value of those balances (as at the Locked-box Date) and which:

i.
provides reasonable details of all material facts or circumstances and, to the extent the Sellers are aware of such information, their potential impact and/or effect (including the quantification of their potential impact and/or effect); and

ii.	is received by the Purchaser prior to the Closing Date.

b.
“Specifically Disclosed” shall mean disclosed in the Transaction Reports, this Agreement and/or the Annexes hereof (including, the Financial Statements) in a way that the relevant facts or circumstances and their potential impact and/or effect could be expected to be readily identified.

c.
Awareness of the Sellers shall be limited to the personal, actual awareness of the members of the Executive Board of P7S1, Dr. Ralf Schremper, Mr. Henrik Ravn, Mr. Harald Stromme, Mr. Jonas Sjogren and Mr. Quinton Holland, and the members of P7S1's treasury and tax department.

12.14    Financial thresholds in warranties
Where a Statement refers to a matter, fact or circumstances having a specified financial impact (including a Loss), the accuracy of the Statement shall be assessed based on information available to the Nordic Companies at the Signing Date to make an assessment of whether the matter, fact of circumstance has, or is reasonably likely to have, the specified financial impact.
12.15    No other Statements or Warranties
Except as expressly set forth in this Section 12, the Sellers and P7S1 do not make any express or implied statements and do not give any express or implied guarantees, representations or warranties under this Agreement.

13.    PURCHASER'S OBLIGATIONS
13.1    Notification of P7S1
If the Purchaser or, following the Closing Date, any Nordic Company becomes aware of circumstances which are reasonably likely to lead to claims against the Sellers and/or P7S1 under or in connection with this Agreement and/or the Tax Covenant (each such claim a “Purchaser Claim” and any Purchaser Claims under the Statements a “Warranty Claim”), in each case other than a Tax Claim (in relation to which the provisions of Section 4 (Conduct in relation to Assessments and Tax Proceedings; Tax cooperation) of the Tax Covenant shall apply), subject to the Purchaser not being required to Prejudicially Act, the Purchaser shall, without undue delay, notify P7S1 in writing of such circumstances and the possibility of Purchaser Claims being asserted against the Sellers or P7S1, such written notification to describe the potential Purchaser Claim in reasonable detail and, to the extent reasonably possible, to state the estimated amount of such Purchaser Claim (the “Claim Notice”). To the extent legally permissible and subject to the Purchaser not being required to Prejudicially Act, the Purchaser shall ensure that the Sellers and P7S1 are provided with such information which is in its or the Nordic Companies' possession or control, including access to relevant records of the Purchaser and the Nordic Companies which the Sellers or P7S1 reasonably require (or subsequently reasonably request), in order to assess any such Purchaser Claims. For the avoidance of doubt, failure by the Purchaser to comply with this Section 13.1 shall not invalidate any Purchaser Claim.
13.2    Conduct of Claims
In the case of Warranty Claims other than Tax Claims (in relation to which the provisions of Section 4 (Conduct in relation to Assessments and Tax Proceedings; Tax cooperation) of the Tax Covenant shall apply) based on judgments, administrative acts or third-party claims (including claims by administrative bodies) which are directed against the Purchaser, a company of the Purchaser Group or any of the Nordic Companies, to the extent legally permissible and subject to the Purchaser not being required to Prejudicially Act, the Purchaser shall (and shall ensure that the relevant company of the Purchaser Group or the relevant Nordic Company shall):

(a)
consult with P7S1 and give P7S1 reasonable opportunity to comment on and discuss with the Purchaser any measures which the Purchaser, the relevant company of the Purchaser Group or the relevant Nordic Company proposes to take or omit to take in connection with such judgment, administrative act or third-party claim;

(b)	permit P7S1 to comment on, participate in, and review any relevant reports, audits or other measures and take into account P7S1's reasonable comments;

(c)
permit P7S1, at its own discretion and at its own expense, to take such action, and shall comply with any reasonable request by P7S1 to take such action at P7S1's expense, as P7S1 or their representatives consider expedient in order to dispute, defend, appeal or compromise such judgment, administrative act or third-party claim (including the making of counter-claims or other claims against third parties) in the name of, and on behalf of, the Purchaser, the relevant company of the Purchaser Group or the relevant Nordic Company;

(d)	provide such information and assistance as P7S1 may reasonably require in connection with the preparation for and conduct of any proceedings and/or negotiations relating to Warranty Claims; and

(e)
procure that neither it, any Target Company nor any other member of the Purchaser's Group shall admit liability in respect of, or compromise or settle, the matter giving rise to the Warranty Claim without the written consent of P7S1, such consent not to be unreasonably withheld or delayed.

P7S1 undertakes to use all information provided pursuant to the above provisions of this Section 13.2 only for the purpose of disputing, defending, appealing and/or compromising the relevant judgment, administrative act or third party claim and/or for exercising their rights under this Section 13.2 and for no other purpose. Furthermore, if P7S1 has made use of its rights under (c) and/or (e) above, (i) P7S1 shall be responsible for any aggravation of Losses of the Purchaser or the Target Companies caused by the actions or omissions of P7S1 and (ii) P7S1 shall take any reasonable comments of the Purchaser in relation to the pursuit of the relevant third party claims into due consideration. For the avoidance of doubt, Sections 14.4 and 14.5 (a) shall not apply to any liability of P7S1 in relation to the aggravation of Losses under this Section 13.2

14.    DAMAGES AND LIMITATIONS ON THE SELLERS' AND PS71'S LIABILITY
14.1    Remedial Action
If any of the Statements contained in Section 12.1 through Section 12.13 is incorrect and/or in case the Sellers have breached a covenant under Sections 7.2 and/or 16.6, where it is possible to do so, the Purchaser shall first give P7S1 the opportunity of bringing about, within a period of 40 (forty) days after receipt by P7S1 of the Claim Notice, a situation which corresponds commercially to the situation had the relevant Statement been correct or covenant not breached.
14.2    Damages
If and to the extent that P7S1 has not brought about a remedial action pursuant to Section 14.1 above, the Purchaser shall solely be entitled to demand from P7S1 monetary compensation for all reasonably foreseeable damage, claims, liabilities, penalties and losses (including reasonably foreseeable lost profits and reasonable external costs and expenses) incurred or suffered by it (the “Losses”) as a result of a breach of any covenants or an incorrect Statement within the limits set out in this Agreement provided, however, that if any of the Statements contained in Section 12.13 (c) is incorrect the Purchaser shall solely be entitled to demand monetary compensation with respect to Taxes related to such incorrectness. Any liability of P7S1 for internal administrative or overhead costs shall be excluded. The Purchaser can only raise claims for Losses (other than Losses incurred under Section 12.1 for legal title to the Group Shares) pro rata in accordance with the percentage of the direct or indirect participation in the relevant Target Company acquired under this Agreement. The Parties agree that, for the purposes of this Agreement, Losses shall not be calculated or determined based on any earnings or investment multiples; for the avoidance of doubt, this shall not limit the ability of Purchaser to recover any Losses for which the damage is actually incurred or suffered in one or several subsequent years. The general principles under Swedish law regarding calculation and mitigation of damages, unless otherwise set forth herein, shall apply.
14.3    Limitation
Warranty Claims other than Tax Claims (in relation to which the provisions of Section 3 (Limitations) of the Tax Covenant shall instead apply) shall be excluded if and to the extent that:

(a)
compensation for the relevant Losses are (i) actually recovered under any insurance policy maintained by or for the benefit of the Nordic Companies which is in effect after the Closing or (ii) the Purchaser has failed to obtain such recovery although available, unless Purchaser can demonstrate that it has used reasonable efforts to seek recovery during a time period of three (3) months after having commenced action against the relevant insurance company; or

(b)
compensation for the relevant Losses are (i) actually recovered from third parties (other than a member of the Purchaser Group) or (ii) the Purchaser has failed to obtain such recovery although available, unless Purchaser can demonstrate that it has used reasonable efforts to seek recovery during a time period of three (3) months after having commenced action against the relevant third party, it being understood that nothing in this paragraph shall oblige the Purchaser to claim amounts from third parties where this would be contrary to the Purchaser's legitimate overriding business interest; or

(c)
the relevant Warranty Claim arises, or the amount of the relevant Purchaser Claim is increased, as a result of changes in the law (including changes in case law or administrative practice) which occurred after the Signing Date; or

(d)
the circumstances from which the relevant Warranty Claim arises have been taken into account in a specific or (in relation to bad debt) compound manner or noted and reflected in the Financial Statements; or

(e)
the respective circumstances or facts (i) have given rise to another Warranty Claim which has been paid or settled in accordance with this Agreement or (ii) have been the subject of a specific deduction in the enterprise to equity bridge, to the extent of any such deduction as attached hereto as Annex 14.3 (e).

(f)
the payment or settlement of any item or the otherwise incurred Losses giving rise to the relevant Warranty Claim or the circumstances underlying the payment or settlement of that item or the otherwise incurred Losses result in a Tax Benefit for the Purchaser or any other member of the Purchaser Group, it being understood, that to the extent the Tax Benefit:

a.
has been realised in cash, or by way of a set-off or a reduction of a Tax otherwise payable when the Warranty Claim would fall due, the full amount of the realised Tax Benefit shall reduce Sellers' liability in respect of the Warranty Claim; and

b.
has not been realised in cash, or by way of a set-off or a reduction of a Tax otherwise payable when the Warranty Claim would fall due, the net present value of the Tax Benefit (discounted at an interest rate of 5 per cent. per annum) shall reduce Sellers' liability in respect of the Warranty Claim;

(g)	the Purchaser fails to comply with its obligations pursuant to Section 13 in respect of the relevant Warranty Claim and such failure causes an increase in the amount of a Warranty Claim; or

(h)	the relevant Warranty Claim results from or was increased by a failure by the Purchaser or any Target Company to mitigate damages in accordance with the terms of this Agreement.
Any payments actually made by P7S1 in order to discharge a liability, which is or becomes excluded or reduced under Sections 14.3(a), (b) and (f) (as the case may be), shall be refunded by the Purchaser to P7S1 within a reasonable period of time, but in any event within 20 (twenty) Business Days after the Purchaser has become actually aware of the exclusion of reduction of the Purchaser Claim. For the avoidance of doubt, if the Purchaser has incurred aggregate Losses in excess of the cap applicable pursuant to Section 14.5 below, the Purchaser shall not be obliged to make a refund to P7S1 if and to the extent that the aggregate Losses incurred minus the amount that would have to be refunded, exceed the relevant cap pursuant to Section 14.5 below. The Purchaser undertakes to inform the Sellers, within a reasonable period of time, about any event which it becomes aware actually triggers an exclusion of liability, or a refunding obligation, under this Section 14.3. Subject to the Purchaser not being permitted to do so under applicable laws, the Purchaser shall (where relevant) be obliged to use its reasonable efforts to pursue recoveries contemplated in Sections 14.3(a) and (b).
For the avoidance of doubt, should the three-months periods referred to under Sections 14.3(a) and (b) above not have lapsed at such point in time when the relevant Warranty Claims become time-barred pursuant to Section 14.6 below, the Purchaser shall not be in any way prevented from bringing its claim prior to the time-bar against P7S1 (which would thus constitute a contingent claim pending the non-recovery at the end of the 3-months period).
If the Purchaser has invoked its overriding business interests pursuant to Section 14.3 (b) above, it shall bear the burden of proof that any Loss was incurred by it irrespective thereof.
14.4    De minimis
Breaches of Section 12 (except breaches of Section 12.1) by P7S1 shall not give rise to a Warranty Claim unless:

(a)	the amount of the individual Warranty Claim or series of related Warranty Claims exceeds EUR 500,000.00 (in words: five hundred thousand euros), and

(b)	the aggregate amount of all Warranty Claims not excluded pursuant to paragraph (a) exceeds EUR 5,000,000.00 (in words: five million euros), in which case the Sellers shall only be liable for Warranty Claims not excluded pursuant to paragraph (a) to the extent the aggregate amount of such claims exceeds EUR 5,000,000.00 (in words: five million euros).
14.5    Cap
The aggregate liability of all Sellers and P7S1 (taken together):

(a)
for all Warranty Claims, claims of Purchaser for a breach of Section 7.6 (except for any Warranty Claims based on Section 12.1) and/or Tax Claims (other than Tax Claims under Section 2.3 of the Tax Covenant) taken together shall not exceed 17.5% (in words: seventeen point five percent) of the Total Purchase Price;

(b)
provided that the aggregate liability of all Sellers and P7S1 (taken together) under or in connection with all claims under this Agreement (including, for the avoidance of doubt the Tax Covenant) shall in no case exceed the Total Purchase Price. The aggregate liability of the Sellers (taken together) and P7S1 for Tax Claims shall be further limited as set out in Section 8 (Cap; de minimis) of the Tax Covenant.

14.6    Time-bar
Purchaser Claims shall become time-barred as follows:

(c)	in the case of Tax Claims on the date set out in Section 10 (Time bar) of the Tax Covenant;

(d)	in the case of Purchaser Claims in connection with the Statements set out in Section 12.1, 3 (three) years and 6 (six) months after the Signing Date;

(e)	in the case of Purchaser Claims pursuant to Section 7.1, 12 (twelve) months after the Closing Date; and

(f)	in the case of all other Purchaser Claims (other than Tax Claims), on August 31, 2014.
14.7    Knowledge of the Purchaser
Warranty Claims (other than Tax Claims) shall be excluded if and to the extent that the facts on which the Warranty Claim is based have been Disclosed.
14.8    Knowledge of the Sellers or P7S1
To the extent that any Statement is qualified by the knowledge or awareness of the Sellers or P7S1, such knowledge and awareness shall be limited to the personal, actual (positive) knowledge on the Signing Date of the members of the Executive Board of P7S1, Dr. Ralf Schremper, Mr. Henrik Ravn, Mr. Harald Stromme, Mr. Jonas Sjogren and Mr. Quinton Holland, and neither the Sellers, P7S1 and/or any member of P7S1's Executive Board nor any other individual referred to in this sentence shall be construed or deemed as having any other knowledge or awareness of any nature whatsoever whether actual, constructive, implied, imputed or otherwise (“Sellers' Knowledge”).
14.9    Exhaustive Remedies
Save for fraud, fraudulent misstatement or wilful concealment:

(a)
the remedies set forth in this Agreement and the Tax Covenant shall be the exclusive remedies available to the Purchaser for any breach of covenants or any incorrect or incomplete Statements and, accordingly, any and all other rights and claims of the Purchaser as a result of any incorrectness and/or incompleteness of the Statements, in respect of any defects, in particular defects of quality or legal defects, of the Sold Shares, and/or all or any part of the Target Business and any and all rights and claims of the Purchaser against the Sellers or their representatives, agents and/or advisers under and/or in connection with the run-up to, the negotiation and/or the preparation of this Agreement shall be excluded. This shall apply irrespective of the legal basis of such claims or rights. In particular, all rights and claims of the Purchaser referred to in the Swedish Sales of Goods Act (köplagen (1990:931)) or any comparable provision of applicable law of foreign jurisdiction shall be excluded; and

(b)
the Purchaser shall have no rights of withdrawal, avoidance or any other form of reversal of this Agreement, nor any claims against the Sellers or P7S1 or their representatives, agents and/or advisors as a result of any mistake about (or as a result of any disturbance or disappearance of) the basis of the transaction or as a result of a breach of pre-contractual duties or as a result of breach of contract or any comparable concept of applicable law, except as stated otherwise and set forth in this Agreement.

Any liability of P7S1 and/or the Sellers in relation to the VDDs shall be excluded to the fullest extent legally possible. For the avoidance of doubt, this exclusion shall not affect the rights of the Purchaser under any provision of this Agreement if the same facts and circumstances are the subject of a Statement.

15.    PURCHASER'S WARRANTIES
15.1    Warranty
The Purchaser and the Purchaser Guarantor hereby each warrants to the Sellers that the statements set out below in Section 15.2 through Section 15.5 below are true and correct as of the Signing Date and, with the exclusion of the statements set out in Section 15.3, also as of the Closing Date.
15.2    Corporate Existence of Purchaser, Authority, No Conflicts
The Purchaser is a private limited liability company incorporated under the laws of England and Wales and validly exists. Purchaser Guarantor is a corporation incorporated under the laws of Delaware, U.S.A. and validly exists. The Purchaser and the Purchaser Guarantor have full power and authority to execute this Agreement and to perform their obligations hereunder and to consummate the transactions contemplated hereby including, without limitation, with respect to the Purchaser to acquire (pursuant to this Agreement) the Sold Shares and the voting rights attached thereto. This Agreement has been duly and validly executed by the Purchaser and the Purchaser Guarantor and constitutes a legal, valid and binding obligation of the Purchaser and the Purchaser

Guarantor, enforceable against the Purchaser and the Purchaser Guarantor in accordance with its terms. The execution of this Agreement by the Purchaser and the Purchaser Guarantor does not and the performance by the Purchaser and the Purchaser Guarantor of their obligations under this Agreement or the consummation of the transactions contemplated hereby:

a.
will not conflict with or result in a violation or breach of any of the terms, conditions or provisions of the articles of association or by-laws (or other organizational or constitutional documents) of the Purchaser and/or the Purchaser Guarantor.

b.	have been duly and validly authorized by all necessary action on the part of the Purchaser and/or the Purchaser Guarantor;

c.	will not conflict with or breach any, court order, decision, judgement or ruling by which any of the Purchaser and/or the Purchaser Guarantor is bound,
15.3    No Knowledge of Purchaser Claims
The Purchaser is not actually aware of any facts or circumstances that it actually knows give rise to any Purchaser Claim. The knowledge or awareness of the Purchaser for this Section 15.3 is limited to the personal, actual knowledge of each of Bruce Campbell, James Rosenstock, Dan Fox and Yitzchok Shmulewitz on the Signing Date and the Purchaser shall not be construed or deemed as having any other knowledge or awareness of any nature whatsoever whether actual, constructive, implied, imputed or otherwise.
15.4    No Bankruptcy
As per the Signing Date, no bankruptcy, insolvency or judicial composition proceedings have been initiated or applied for under any applicable law against the Purchaser and/or the Purchaser Guarantor, nor have any enforcement measures been initiated or applied for with respect to any property or other assets of the Purchaser and/or the Purchaser Guarantor.
15.5    Financing
The Purchaser has at its disposal immediately available funds or binding, irrevocable and unconditional (save for conditions identical with the Closing Conditions) financing commitments required in order to fulfill its obligations under this Agreement.
15.6    Remedial Action
In the event that the Purchaser is in breach of any warranty pursuant to this Section 15, the Purchaser shall pay monetary compensation for all Losses incurred by the Sellers and/or P7S1 as result of such breach. All claims of the Sellers arising under this Section 15 shall be time-barred two years after the Signing Date.

16.    POST-CLOSING OBLIGATIONS
16.1    Insurance

(a)
The Purchaser is aware that to the extent that companies of the Target Group are included in the insurance coverage of any group insurance contracts of the Sellers or other companies of the P7S1 Group, such cover shall cease on the Closing Date. The Purchaser shall ensure that alternative insurance cover is in place for the Nordic Companies as from the Closing Date.

(b)
If and to the extent that any entity of the P7S1 Group receives any payments under umbrella insurances in compensation for damages of the Nordic Companies, the Sellers shall forward to the relevant Nordic Company all such amounts received within fifteen (15) Business Days of receipt thereof (net of any deductions or external costs of recovery). Prior to the Closing, P7S1 shall raise and pursue insurance claims under such insurances in relation to damages of the Nordic Companies not less diligently than in the past.

(c)
The Seller and the Purchaser agree that the portion of the premium for the P7S1 Group insurances charged to the Nordic Companies consistent with past practice and covering any period after the Locked-box Date shall be for the account of the Nordic Company (and shall be a Permitted Payment).

16.2    Discharge of Directors' Liability
The Purchaser undertakes, subject to and only if the auditors of the Nordic Group recommend that it is appropriate to do so, to grant the directors in the Nordic Companies who have retired from their office up until the Closing Date, discharge from liability for their administration until the Closing Date (or the earlier date of the retirement) to the extent legally permissible and as soon as possible after the Closing Date.
16.3    Continued Assistance

(a)
The Purchaser shall ensure that the Nordic Companies and their respective management provide the Sellers, upon request and at Sellers' expense, with all reasonable assistance (including particularly all information, documents, data and materials and access to all relevant files of the Nordic Companies) which the Sellers may request after the Closing Date for the purposes of its or its controlling shareholders' compliance with applicable laws or regulations and any rules and orders of any relevant supervisory authorities (or the defense against any orders etc. issued pursuant thereto) or for any other legitimate purpose. Without limitation, the Purchaser shall provide the Sellers with the audited and/or unaudited financial statements of the Target Companies for the financial year ending 2012 upon written request by any of the Sellers.

(b)
Each Party shall on request and at its own expense provide the other Parties or any of them with such reasonable assistance which the other Parties or any of them may reasonably request after the Closing Date for the purpose to ensure that all right, title and interest in and to the Sold Shares is transferred to the Purchaser.

16.4    Disposal Process

(a)	Following the Closing Date:

(i)
the Purchaser and the Purchaser Guarantor shall not and shall procure that the Nordic Companies will not, raise against any of the Sellers and/or other companies of the P7S1 Group or any members of their executive bodies, employees or advisors any claims existing as of the Closing Date other than (i) claims of the Purchaser arising from this Agreement and/or the Tax Covenant and/or (ii) claims of the Nordic Companies under any Continuing Intra-Group Agreements or any claims otherwise covered under Section 7.4 above and/or (iii) the claims set forth in Section 5.5 above). If and to the extent any Nordic Company raises a claim for the payment of monies contrary to this Section 16.4(a) (i), the Purchaser shall indemnify, defend and hold harmless the Sellers and the respective company of the P7S1 Group from and against any such claim and any related costs and expenses incurred by the Sellers and the respective company of the P7S1 Group; and

(ii)
the Sellers shall not and shall procure that other members of the P7S1 Group will not, raise against any of the Nordic Companies or any members of their executive bodies or employees any claims existing as of the Closing Date other than (i) claims of the Sellers arising from this Agreement, (ii) claims under any Continuing Intra-Group Agreements to the extent arising (including consideration becoming due) after the Closing Date (other than claims of Snowman Productions AB and its Subsidiaries and/or any claims otherwise covered under Section 7.4 above; and/or (iii) the claims set forth in Section 5.5 above. If and to the extent any member of the P7S1 Group raises a claim for the payment of monies contrary to this Section 16.4(a) (ii), the Sellers shall indemnify, defend and hold harmless the Nordic Companies from and against any such claim and any related costs and expenses incurred by the Nordic Companies

(c)	From the Closing Date:

(i)
the Purchaser furthermore undertakes to ensure that except in the case of fraud no company of the Purchaser Group and none of the Nordic Companies brings any claims against companies of the P7S1 Group (other than claims raised by Purchaser against the Sellers under this Agreement and/or the Tax Covenant) or any members of their or the Sellers' respective corporate bodies, employees or advisors in connection with the transactions contemplated by this Agreement or any statement, warranty, guarantee, covenant or undertaking contained herein; and

(ii)
the Sellers furthermore undertake to ensure that except in the case of fraud no company of the P7S1 Group brings any claims against companies of the Purchaser Group (other than claims raised by the Sellers against the Purchaser under or in connection with this Agreement) or their or the Purchaser's employees in connection with the transactions contemplated by this Agreement or any statement, warranty, guarantee, covenant or undertaking contained herein.

16.5    Tax Undertakings

(a)
The Purchaser shall procure (except where requested in writing by any or all of the Sellers) that no voluntary action is taken by any Target Company or any member of the Purchaser Group after the Closing Date (whether by disclaiming any relief, withdrawing or revoking any claim or consent or otherwise) which the Purchaser is aware or ought reasonably to have been aware will or is likely either to:

(i)	prejudice or reduce the availability of any Tax relief or other amount the subject of any valid Surrender made on or before the Closing Date in favour of any member of the P7S1 Group; or

(ii)	otherwise adversely affect the Tax position of any member of the P7S1 Group.
No Target Company shall be required on and after the Closing Date to Surrender any additional Tax relief or other amount to any member of the P7S1 Group without the written consent of the Purchaser and the Sellers shall procure that no action is taken by any member of the P7S1 Group on and after the Closing Date to claim the benefit of a Surrender of any additional Tax relief or other amount from a Target Company.

(b)	The Purchaser covenants with the Sellers to pay to the Sellers an amount equal to any Tax or any amount on account of Tax which any member of the P7S1 Group is required to pay as a result of:

(i)
the failure by a Target Company (after the Closing Date) or any other member of the Purchaser's Group (at any time) to discharge that Tax save that this paragraph shall not apply in respect of any Tax for which the Sellers are due to make (but have not yet made) payment in respect of a Tax Claim;

(ii)	any action that is in breach of paragraph ý(a) above.

(c)	“Surrender” for the purposes of paragraph ý(a) above means, in relation to any grouping for the purposes of Tax:

(i)	the surrender of losses or other amounts eligible for group relief; and/or

(ii)	the notional transfer of any asset or reallocation of a gain or loss.

(d)	An action shall not be a “voluntary” action for the purposes of paragraph ý(a) above if such action is required by law or, in the case of a Target Company:

(i)
is undertaken in the ordinary course of the Target Company's business as conducted at the Closing Date (save that for these purposes, the exercise of, or the change in, a tax election, or the revocation of a claim, consent or approval shall not be in the ordinary course of the Target Company's business); or

(ii)	is undertaken pursuant to a legally binding obligation created before or on the Closing Date.
16.6    Non-solicitation Undertaking
Each of the Sellers undertakes to and covenants to the Purchaser that it shall not, and shall procure that no member of the P7S1 Group will, for a period of 24 months after the date of this Agreement, either on its own behalf or jointly with or as agent for or otherwise on behalf of any other person, directly or indirectly, engage, employ or actively solicit or endeavour to entice away any Key Employee.

17.    GUARANTORS
17.1    Purchaser Guarantor
The Purchaser Guarantor guarantees as for its own debt (såsom för egen skuld) the proper fulfilment of all of the obligations of the Purchaser and/or any Nominated Entity pursuant to this Agreement and the Tax Covenant and the correct performance of any and all obligations that the Purchaser and/or any Nominated Entity will have in relation to the Sellers or any other member of the P7S1 Group under or in connection with this Agreement and the Tax Covenant, including, but not limited to, the payment of the Total Purchase Price, the Break-up Fee and any claims for damages by the Sellers resulting from any breach of the Purchaser's and/or any Nominated Entity's obligations under this Agreement and the Tax Covenant. The Purchaser Guarantor hereby waives any rights which it may have to require the Sellers to first proceed against or claim payment, if any, from Purchaser and/or any Nominated Entity to the effect that the Purchaser, any Nominated Entity and the Purchaser Guarantor shall be liable jointly and severally under this Section 17.
17.2    P7S1 Guarantee
P7S1 guarantees as for its own debt (såsom för egen skuld) the proper fulfilment of all of the obligations of the Sellers pursuant to this Agreement and the Tax Covenant and the correct performance of any and all obligations that the Sellers will have in relation to the Purchaser or any other member of the Purchaser Group under or in connection with this Agreement and the Tax Covenant, including, but not limited to, the payment of any Purchaser Claims, and any claims for damages by the Purchaser resulting from any breach of the Sellers' obligations under this Agreement and the Tax Covenant. P7S1 hereby waives any rights which it may have to require the Purchaser to first proceed against or claim payment, if any, from Sellers to the effect that the Sellers and P7S1 shall be liable jointly and severally under this Section 17.

18.    CONFIDENTIALITY AND ANNOUNCEMENTS
18.1    Confidentiality
None of the Parties shall, without the prior written consent of the other Parties, disclose, within a period of 3 (three) years after the Signing Date, the existence and/or contents of this Agreement to third parties or make any information relating thereto available to third parties. The foregoing shall not, however, apply to any announcements or disclosures which any Party (or any of its Affiliated Enterprises):

(a)	may be obliged to make under applicable laws or regulations (including the rules of any relevant stock exchange);

(b)	may make to any of its advisers who are bound by a professional duty of confidentiality;

(c)	may make to banks in the ordinary course of its business or otherwise to its financing banks;

(d)	may make in the context of due diligence reviews of its business; or

(e)	in the enforcement of its rights or the performance of its obligations under this Agreement; or

(f)	may make to Affiliated Enterprises (including ultimate shareholders and their respective investors).
18.2    Press Release
Notwithstanding anything in Section 18.1 above, a press release of the Sellers and the Purchaser with respect to the transaction contemplated by this Agreement has been agreed substantially in the form set out in Annex 18.2.

19.    COSTS AND TAXES
Each Party shall bear its own costs (including the costs of its advisers) relating to the preparation and negotiation of this Agreement. Transfer taxes in respect of which the Purchaser does not have a valid Tax Claim under Section 2.3 of the Tax Covenant, in particular real property transfer tax, value added tax, or any other sales, transfer or stamp taxes or similar charges, payable as a result of any of the transactions contemplated by this Agreement shall be borne by the Purchaser.

20.    NOTICES
20.1    Form
All notices, communications and declarations of will which are made pursuant to or in connection with this Agreement shall be made in writing in the English language and shall be transmitted by hand, by post or by fax to the Parties at the addresses, and marked for the attention of the persons, set out in Section 20.3.
20.2    Notices by Sellers
Any of the Sellers may give any notices, communications or declarations pursuant to or in connection with this Agreement on behalf of all Sellers. Each of the Sellers hereby grant a power of attorney to the other Sellers to make such notices, communications or declarations on their behalf. Such power of attorney shall be revocable by written notification to the Seller pursuant to this Section 20.

20.3    Addresses
Deliveries to the Parties shall (subject to any changes notified in writing to the other Parties) be made to the following addresses:

(a)	Sellers	ProSiebenSat.1 Media AG Attn: Conrad Albert Medienallee 7 85774 Unterföhring Germany Fax No.: +49 (89) 9507 1601
	with a copy, not serving as notice, to	Milbank, Tweed, Hadley & McCloy LLP Attn: Dr. Martin Erhardt/Dr. Norbert Rieger Maximilianstr. 15 80539 München Germany Fax No.: +49 89 25 559 3700
(b)	Purchaser and Purchaser Guarantor	Discovery Communications, Inc. Attn: Bruce L. Campbell, Chief Development Officer and General Counsel 850 Third Avenue New York, NY 10022 Fax No.: +1 212 548 5848
	with a copy, not serving as notice, to	DLA Piper UK LLP Attn: Robert Bishop / Jon Kenworthy 3 Noble Street London, EC2V 7EE Fax No.: +44 20 7796 6363

21.    MISCELLANEOUS PROVISIONS
21.1    Partial Invalidity
If one or more provisions of this Agreement are or become wholly or partially invalid, void or unenforceable, this shall not affect the validity of the other provisions of this Agreement. The same shall apply if this Agreement contains a contractual omission. Instead of the invalid, void or unenforceable provision, the Parties shall agree on an arrangement which comes as close as legally possible to what the Parties were trying to achieve with the invalid, void or unenforceable provision (or, as the case may be, the invalid, void or unenforceable part thereof). In the event that a contractual omission needs to be filled, an arrangement shall be agreed upon which, in accordance with the purpose and intent of this Agreement, comes as close as possible to what the Parties would have agreed upon if they had thought about the matter at the time of conclusion of this Agreement.
21.2    Entire Agreement
This Agreement constitutes the full understanding of the Parties and the complete and exclusive statements of the terms and conditions of the Parties' agreements relating to the subject matter hereof and supersedes any and all prior agreements and understandings, whether written or oral, that may exist between the Parties with respect to the subject matter of this Agreement or parts thereof. There are no side agreements to this Agreement.
21.3    Interest
Interest payable under or in connection with this Agreement shall be calculated on the basis of actual days elapsed and a 360-day year. Except as otherwise provided in this Agreement, each Party shall pay interest on any amounts becoming due and payable to the other Party, as the case may be, under this Agreement as from the respective due dates until, but not including, the day of payment at the rate of 10% (in words: ten percent) p.a.

21.4    Written Form
This Agreement may only be amended by an instrument in writing duly executed by the Parties. No change, termination or modification of any of the provisions of this Agreement shall be binding on the Parties, unless made in writing in accordance with this Section 21.4. This shall also apply to any waiver of the need to comply with the provisions of this Section 21.4.
21.5    Assignment etc.
No Party shall pledge or assign rights or claims under this Agreement without the prior written consent of the other Parties, save as expressly provided in this Section 21.5.
The Purchaser may nominate any one or more of its Nominated Entities as a transferee of all the Sold Shares as set forth in and in accordance with the following provisions. Where the Purchaser nominates one or more Nominated Entities:

(a)
it will do so by notice in writing to the Sellers by no later than 8 (eight) Business Days before the Closing Date, specifying the Sold Shares to be transferred to each Nominated Entity, and on Closing the Sellers will effect the transfer of the specified Sold Shares to the relevant Nominated Entities;

(b)
following Closing and transfer of Sold Shares to a Nominated Entity, the Purchaser, remaining Party to this Agreement, will be entitled to bring any claim pursuant to this Agreement (“Agreement Claim”) on behalf of any Nominated Entity and the Nominated Entities shall not be entitled to bring any Agreement Claim against any of the Sellers or P7S1;

(c)	the Purchaser will in respect of any Agreement Claim be entitled to remedies under this Agreement as Party to this Agreement, as if it had been the transferee of all of the Sold Shares; and

(d)
any Losses incurred or suffered by any Nominated Entity under this Agreement shall be deemed to have been incurred or suffered by the Purchaser, it being understood that the Losses incurred by the Nominated Entity shall never be greater than any Losses that Purchaser would have incurred or suffered had it acquired the relevant Sold Shares under this Agreement;

provided, in each case, that the Sellers or P7S1 shall only be liable once to the Purchaser in respect of any Agreement Claim and neither the Seller nor P7S1 shall incur any greater liability to a Nominated Entity than it would have to the Purchaser absent the transfer to the Nominated Entity.
21.6    Set-off etc.
Except as explicitly otherwise provided for herein, each Party's right of set-off, retention or other refusal of performance with regard to the obligation to pay all or any part of any amount owing and payable pursuant to, or in connection with, this Agreement (and any interest payable thereon) shall be excluded.
21.7    Calculation of Exchange Rates
Where reference is made in this Agreement to amounts set forth in Euros or the required equivalent thereof in another currency, in order to determine the equivalent in another currency, the European Central Bank fixing rates which are published on the European Central Bank's website (www.ecb.int) shortly after 2.15 p.m. CET of the first Business Day prior to the date at which the calculation is required to be made shall apply, it being understood that for purposes of determining the amount of the euro thresholds in Section 12, the Signing Date shall be the relevant date.
21.8    Rights of Third Parties
Except as otherwise expressly provided in this Agreement, this Agreement shall only grant rights to the Parties and shall not constitute a contract for the benefit of third parties or a contract with protective effect for third parties. In case provisions of this Agreement are expressly stipulated to constitute a contract for the benefit of a third party or third parties, each relevant third party beneficiary shall have the individual right to request and enforce performance of the relevant provisions, provided that performance of one and the same obligation may only be claimed once.
21.9    Several Liability of the Sellers / Assumption of rights and obligations by P7S1

(a)
For the avoidance of doubt, the Sellers shall only be severally liable (haften teilschuldnerisch / delat ansvar) for their respective obligations as specifically set forth in this Agreement. Any joint and several liability of the Sellers (gesamtschuldnerische Haftung / solidariskt ansvar) shall be explicitly excluded.

(b)
Subject to and with effect as of the Closing, P7S1 hereby takes over and assumes, and each Seller hereby assigns, any and all rights, claims, liabilities and obligations of each Seller vis-à-vis the Purchaser and the Purchaser Guarantor under or in connection with this Agreement such that, as from the Closing, (i) P7S1 shall be entitled to exclusively exercise and assert any rights and/or claims of Sellers under or in connection with this Agreement, (ii) no Seller shall have any obligation and/or liability whatsoever vis-à-vis the Purchaser and any member of the Purchaser Group under or in connection with this Agreement or the transactions contemplated thereby and (iii) any reference to the Sellers or an individual Seller in a provision of this Agreement (a) conferring a right and/or claim to the Sellers or an individual Seller or (b) imposing an obligation and/or a liability to the Sellers or an individual Seller shall, therefore, be deemed to be a reference to P7S1 and any such provisions in this Agreement shall be construed accordingly.

(c)
For the avoidance of doubt, the Parties hereby acknowledge and agree that the assumption and assignment provided for under sub-paragraph (b) shall not affect (and be without prejudice to) the substance of any and all rights, claims and liabilities of each Seller, the Purchaser and the Purchaser Guarantor under this Agreement such that (i) P7S1 shall not incur any greater liability vis-à-vis the Purchaser and the Purchaser Guarantor than each Seller would incur but for the provisions of sub-paragraph (b), and (ii) P7S1 shall in no event be entitled to exercise any rights or bring any claims other than the rights and claims that each Seller had been entitled to but for the provisions of sub-paragraph (b) as well as its own rights under or in connection with this Agreement.

21.10    Interpretation
In this Agreement (including the Recitals), unless the context otherwise requires,

(a)
references to any Swedish legal concept (or a legal concept of the jurisdictions of incorporation of any Nordic Company) or provision of Swedish statutory law (or statutory law of such jurisdiction of incorporation) shall, in respect of any other jurisdiction, be deemed to refer to the equivalent concept or provision of statutory law in such other jurisdiction or, where there is no equivalent concept or provision of statutory law, to that which most closely approximates to the Swedish legal concept or provision of statutory law (or the legal concept or provision of statutory law in the jurisdiction of incorporation of the relevant Nordic Company); and

(b)
where a term in the Swedish language (or the language of the jurisdiction of incorporation of a Nordic Company) has been added in parentheses after an English term, the Swedish term (or term in such language of the jurisdiction of incorporation) shall be decisive for the purposes of interpretation of the English term whenever such English term is used in this Agreement.

21.11    Headings
The headings in this Agreement are merely for convenience. They shall be disregarded for the purposes of interpreting this Agreement.
21.12    Annexes and Schedules
The Annexes and Schedules to this Agreement shall form an integral part of this Agreement.
21.13    Defined Terms
In case of defined terms any reference to the singular includes a reference to the plural and vice versa, unless explicitly provided for otherwise; and any reference to the masculine includes a reference to the feminine and vice versa.

22.    GOVERNING LAW AND ARBITRATION
22.1    Governing Law
This Agreement shall be governed by and construed in accordance with the substantive laws of Sweden, excluding its conflict of law rules and UN law on the sale of goods.
22.2    Arbitration

(a)
Any dispute, controversy or claim arising out of or in connection with this Agreement, or the breach, termination or invalidity thereof shall be finally settled by arbitration in accordance with the Rules of the Arbitration Institute of the Stockholm Chamber of Commerce and this Section 22. The arbitral tribunal shall be composed of three (3) arbitrators.

(b)
The Parties agree that, in the event any controversy or claim arises under or in connection with this Agreement or its validity, such dispute shall, to the extent feasible, be consolidated with any prior arbitration proceeding which have arisen pursuant to this Agreement or any other agreement entered into by the Parties in connection with the transaction contemplated by this Agreement. In such case, only one arbitration proceeding shall be followed for resolving the relevant dispute.

22.3    Seat and Language
The seat and place of arbitration shall be Stockholm, Sweden. The language to be used in the arbitral proceedings shall be English.
22.4    Confidentiality
The Parties undertake to procure that all arbitration proceedings conducted in accordance with this Agreement shall be kept confidential. This undertaking shall cover, inter alia, all information disclosed during the course of such proceedings, as well as any decision or award made or declared by the arbitral tribunal. Such information may not be disclosed to a third party without the prior written consent of the other Parties. Regardless of the above, a Party shall not be prevented from disclosing information in order to safeguard its rights during the course of the proceedings, or to disclose such information as such Party is under an obligation to disclose pursuant to applicable law.
22.5    Exclusive Jurisdiction
The Parties hereby irrevocably and unconditionally submit to the exclusive jurisdiction of the Institute over any suit, action or proceeding arising out of or relating to this Agreement. The Parties hereby irrevocably waive any objection to the laying of venue of any such suit, action or proceeding before the Institute and any claim that any such suit, action or proceeding brought before the Institute has been brought in an inconvenient forum.

Munich            December 14, 2012
Place            Date

/s/ Alexander von Voß
Seller 1
By: Alexander von Voß under a power of attorney dated December 10, 2012.

/s/ Dr. Martin Erhardt
Seller 2
By: Dr. Martin Erhardt under a power of attorney dated December 10, 2012.

/s/ Dr. Michael Pujol
Seller 3
By: Dr. Michael Pujol under a power of attorney dated December 11, 2012.

/s/ Dr. Ralf Schremper
P7S1
By: Dr. Ralf Schremper under a power of attorney dated December 10, 2012.

/s/ Elizabeth A. Newell
Purchaser
By: Elizabeth A. Newell under a power of attorney dated December 12, 2012.

/s/ Elizabeth A. Newell
Purchaser Guarantor
By: Elizabeth A. Newell, Authorized Signatory